UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TD Ameritrade Holding Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 17, 2017

The Annual Meeting of Stockholders of TD Ameritrade Holding Corporation (the “Company”) will be held at the Company’s corporate headquarters, 200 South 108th Avenue in Omaha, Nebraska on Friday, February 17, 2017, at 9:00 a.m., Central Standard Time. You may also attend the meeting virtually via the Internet at amtd.onlineshareholdermeeting.com, where you will be able to vote electronically and submit questions during the meeting.

At the annual meeting the following items of business will be considered:

1)	The election of four nominees recommended by the board of directors to the board of directors;

2)	Advisory vote on executive compensation;

3)	Advisory vote on the frequency of holding an advisory vote on executive compensation; and

4)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

Only stockholders of record at the close of business on December 20, 2016 will be entitled to notice of and to vote at the meeting.

We have adopted the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to most of our stockholders instead of a paper copy of this Proxy Statement and our 2016 Annual Report. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

Your vote is very important. Whether or not you plan to attend the Annual Meeting (in person or virtually via the Internet), please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your Internet Availability Notice. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person or virtually via the Internet. Proxies are being solicited on behalf of the board of directors.

By Order of the Board of Directors

Ellen L.S. Koplow,

Secretary

Omaha, Nebraska

January 4, 2017

i

GENERAL INFORMATION ABOUT THE MEETING

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2017 Annual Meeting of Stockholders of TD Ameritrade Holding Corporation (the “Company”). The 2017 Annual Meeting will be held on Friday, February 17, 2017 at 9:00 a.m., Central Standard Time, at the Company’s corporate headquarters, 200 South 108th Avenue in Omaha, Nebraska and via the Internet at amtd.onlineshareholdermeeting.com, where you will be able to vote electronically and submit questions during the meeting. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 4, 2017.

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on December 20, 2016 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 527,542,678 shares of common stock issued and outstanding.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of four Class III directors recommended by the board of directors, an advisory vote on executive compensation, an advisory vote on the frequency of holding an advisory vote on executive compensation and ratification of the appointment of the Company’s independent registered public accounting firm. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxies in accordance with the directions given. Where no instructions are indicated on any such proxy, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. At this time, we are unaware of any matters, other than described above in the Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.

The accompanying proxy is solicited from the holders of the Company’s common stock on behalf of the board of directors of the Company. A proxy is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting (in person or via the Internet) may revoke their proxies and vote in person. Stockholders attending the Annual Meeting via the Internet should follow the instructions at amtd.onlineshareholdermeeting.com in order to vote at the meeting.

A quorum consisting of at least a majority of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld or abstentions are cast or shares that are “broker non-votes,” will be considered present at the Annual Meeting for purposes of determining a quorum. Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors recommended by the board of directors, the advisory vote on executive compensation

GENERAL INFORMATION ABOUT THE MEETING

and the advisory vote on the frequency of holding an advisory vote on executive compensation.

Voting Electronically

In order to vote online or via telephone before the Annual Meeting, go to the www.proxyvote.com website or call the toll-free number on the proxy card or Internet Availability Notice and follow the instructions. If you choose not to vote by telephone or electronically, please complete and return the proxy card in the pre-addressed, postage-paid envelope provided. You may also vote while attending the meeting on the Internet. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice. If you would like to receive future stockholder materials electronically, please enroll at http://enroll.icsdelivery.com/AMTD. Please have the proxy card you received available when accessing the site.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RECOMMENDED BY THE BOARD OF DIRECTORS

Board of Directors

The Company’s certificate of incorporation divides the Company’s board of directors into three classes, with four directors per class and with each class being elected to a staggered three-year term. The Toronto-Dominion Bank, a Canadian chartered bank, owned approximately 42% of our common stock as of the Record Date. References to “TD” or “TD Bank Group” in this Proxy Statement refer to The Toronto-Dominion Bank and its subsidiaries. In connection with the Company’s January 24, 2006 acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), J. Joe Ricketts, the Company’s founder, certain members of his family and trusts established for their benefit (collectively, “the Ricketts holders”), TD and the Company entered into a stockholders agreement, as amended (the “Stockholders Agreement”). Under the amended Stockholders Agreement, the Ricketts holders ceased to be parties to the agreement effective January 24, 2016, at which time all of the provisions of the Stockholders Agreement ceased to apply to the Ricketts holders (the “Ricketts Cessation”).

Under the Stockholders Agreement, the Company’s board of directors consists of twelve members, up to five of whom may be designated by TD, one of whom is the chief executive officer of the Company, and the remainder of whom are outside independent directors who are nominated by the Outside Independent Directors (“OID”) Committee and then approved by TD. The right of TD to designate directors is subject to its maintaining specified ownership thresholds of Company common stock, as set forth in the Stockholders Agreement. As of the Record Date, based on its ownership position in the Company, TD has the right to designate five members of the board of directors. On December 22, 2015, Todd M. Ricketts was elected as a member of the board of directors as an outside independent director, effective February 18, 2016, obviating the requirement under the Stockholders Agreement that he resign from the board of directors immediately prior to the 2016 Annual Meeting in connection with the Ricketts Cessation. In order to accommodate the election of Tim Hockey as a member of the board of directors concurrent with his employment as president of the Company effective January 2, 2016, TD irrevocably waived its right to designate one of its directors. This waiver expired on September 30, 2016, the date Fredric J. Tomczyk retired as chief executive officer. On October 1, 2016, Brian M. Levitt, a designee of TD, was elected to the board of directors and Mr. Hockey filled the board seat reserved for the chief executive officer. See discussion under “STOCK OWNERSHIP AND RELATED INFORMATION – Stockholders Agreement” for additional information regarding the terms of the Stockholders Agreement. The Company ceased to be a “controlled company” as of January 24, 2016, when the Ricketts holders were no longer a party to the Stockholders Agreement.

In accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2016, by and among Scottrade Financial Services, Inc. (“Scottrade”), Rodger O. Riney, as Voting Trustee of the Rodger O. Riney Family Voting Trust U/A/D 12/31/2012, created under the Voting Trust Agreement dated December 31, 2012, as amended on January 21, 2016, TD Ameritrade Holding Corporation and Alto Acquisition Corp., a Delaware corporation, and the transactions contemplated thereby, at or prior to the first meeting of the board of directors following the closing of the transactions contemplated by the Merger Agreement, the board of directors is required to appoint Mr. Riney (or, in certain limited circumstances, a replacement designee) to fill a vacancy on the board of directors that will result from the resignation of an outside independent director.

The board of directors has nominated the following persons as directors to be voted upon at the 2017 Annual Meeting: Lorenzo A. Bettino, V. Ann Hailey, Joseph H. Moglia and Wilbur J. Prezzano, as Class III directors to serve terms ending at the 2020 Annual Meeting. Messrs. Bettino and Moglia and Ms. Hailey are outside independent directors. Mr. Prezzano is a designee of TD. Tim Hockey, Karen E. Maidment, Brian M. Levitt and

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RECOMMENDED BY THE BOARD OF DIRECTORS

Mark L. Mitchell are Class I directors serving terms ending at the 2018 Annual Meeting. Bharat B. Masrani, Irene R. Miller, Todd M. Ricketts and Allan R. Tessler are Class II directors serving terms ending at the 2019 Annual Meeting. The board of directors has determined that Mses. Hailey, Maidment and Miller and Messrs. Bettino, Mitchell, Moglia, Prezzano, Ricketts and Tessler are independent as defined in Nasdaq Rule 5605.

The board of directors knows of no reason why any of Messrs. Bettino, Moglia and Prezzano and Ms. Hailey might be unavailable to serve as directors, and each has expressed an intention to serve if elected. If any of Messrs. Bettino, Moglia and Prezzano and Ms. Hailey is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between any of the persons nominated to be a Class III director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and voting, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors. Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the election of each of Messrs. Bettino, Moglia and Prezzano and Ms. Hailey as Class III directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF LORENZO A. BETTINO, V. ANN HAILEY, JOSEPH H. MOGLIA AND WILBUR J. PREZZANO AS CLASS III DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires

Lorenzo A. Bettino	56	Private Investor	2014	Class III 2020

V. Ann Hailey	65	Former Executive Vice President and Chief Financial Officer, L Brands, Inc.	2016	Class III 2020

Joseph H. Moglia	67	Head Football Coach, Coastal Carolina University; Chairman of the Company	2006	Class III 2020

Wilbur J. Prezzano	76	Retired Vice Chairman, Eastman Kodak Company	2006	Class III 2020

Lorenzo A. Bettino has managed his personal investment portfolio since December 2014. Previously, Mr. Bettino served as a special advisor to StarVest Partners, L.P., a

New York-based venture capital firm focused on technology-enabled business services in the U.S., from 2006 to 2014. From 2001 to 2006, he served as a partner

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RECOMMENDED BY THE BOARD OF DIRECTORS

and managing director of Warburg Pincus LLC, where he was responsible for leading the firm’s investment activities in telecommunications and information technology. Mr. Bettino was a founding partner at Baker Capital from 1996 to 2001, a partner with Dillon Read Venture Capital from 1989 to 1996, and he held various management and technical positions with IBM from 1982 to 1989. Mr. Bettino has served on several private equity and venture capital backed corporate boards. Mr. Bettino holds a B.S. degree in electrical engineering from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School.

Mr. Bettino is one of the six outside independent directors. Mr. Bettino brings significant technological and financial expertise to the board of directors, having more than 25 years of technology-focused, venture capital and private equity investing experience.

V. Ann Hailey is the former president, chief executive officer and chief financial officer of Famous Yard Sale, Inc., serving in that position from July 2012 to March 2014. She served as chief financial officer of Gilt Groupe, Inc. from January 2009 to January 2010. Ms. Hailey spent ten years with L Brands, Inc. (formerly Limited Brands, Inc.), where she served as executive vice president and chief financial officer from 1997 to 2006, as executive vice president of corporate development from 2006 to 2007 and as a board member from 2001 to 2006. Previously, Ms. Hailey spent 13 years at PepsiCo, Inc. in various leadership positions, including vice president, headquarters finance, Pepsi-Cola Company and vice president, finance and chief financial officer of Pepsi-Cola Fountain Beverage and USA Divisions. She also held leadership roles at Pillsbury Company and RJR Nabisco Foods, Inc. Ms. Hailey serves as a director of Realogy Holdings Corp., where she is chair of the audit committee and a member of the nominating and corporate governance committee. She also serves as a director of W.W. Grainger, Inc., where she is a member of the audit committee and the board affairs and nominating committee. She was formerly a director of Avon Products, Inc. and the Federal Reserve Bank of

Cleveland where she served as the chair of its audit committee. Ms. Hailey received an M.B.A. from Harvard Graduate School of Business Administration and a B.B.A. (summa cum laude) from the University of Georgia.

Ms. Hailey is one of the six outside independent directors. Ms. Hailey brings leadership skills and financial and operations experience to the board of directors, having worked in the consumer products industry in senior roles for more than 30 years. Ms. Hailey’s positions as chief financial officer, her current and prior service on the audit committees of other companies and as the audit chair of the Cleveland Federal Reserve Bank and her accounting and financial knowledge, also impart significant expertise to the board.

Joseph H. Moglia was elected chairman of the Company’s board of directors effective October 1, 2008. Mr. Moglia has been head football coach of Coastal Carolina University since December 2011, and in March 2014 he was named chair of the athletics division, providing strategic oversight for the university’s athletic program. He served as president and head coach of the Omaha Nighthawks of the United Football League during 2011. From March 2001 through September 2008 he served as the Company’s chief executive officer. Mr. Moglia joined the Company from Merrill Lynch, where he served as senior vice president and head of the investment performance and product group for Merrill’s private client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of global fixed income institutional sales and in 1995 he ran the firm’s municipal division before moving to its private client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the STRATCOM Consultation Committee and is a director for the National Italian

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RECOMMENDED BY THE BOARD OF DIRECTORS

American Foundation. Mr. Moglia received an M.S. in Economics from the University of Delaware and a B.A. in Economics from Fordham University.

Mr. Moglia is one of the six outside independent directors. Mr. Moglia has significant financial services and leadership experience, having served as the Company’s chief executive officer from March 2001 through September 2008 and as head of the investment performance and product group for Merrill Lynch’s private client division. His experience as our former chief executive officer provides him with insights that are useful in his current role as chairman of the board.

Wilbur J. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various general management positions during that time, including as vice chairman of Eastman Kodak Company and chairman and president of Kodak’s greater China region, the positions that he held at the time of his retirement in 1996. Mr. Prezzano serves as a director of TD Bank, N.A. (wholly-owned subsidiary of TD) and Roper Industries, Inc. He was formerly a director of EnPro Industries, Inc., The Toronto-Dominion Bank and Snyder’s-Lance, Inc. Mr. Prezzano received a Bachelor’s degree and an M.B.A. from the University of Pennsylvania Wharton School.

Mr. Prezzano is one of the five directors currently designated by TD. He brings leadership skills and financial experience to the board of directors, having served as the vice chairman of Eastman Kodak Company. He brings insights to our board of directors through his service on other public company boards.

Directors Not Standing For Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires

Tim Hockey	53	President and Chief Executive Officer of the Company	2016	Class I 2018

Brian M. Levitt	69	Non-executive Vice-Chair, Osler, Hoskin & Harcourt LLP; Chairman of the Board, TD Bank Group	2016	Class I 2018

Karen E. Maidment	58	Director, The Toronto-Dominion Bank	2010	Class I 2018

Bharat B. Masrani	60	Group President and Chief Executive Officer, TD Bank Group	2013	Class II 2019

Irene Miller	64	Chief Executive Officer, Akim, Inc.	2015	Class II 2019

Mark L. Mitchell	56	Principal, CNH Partners, LLC	1996(1)	Class I 2018

Todd M. Ricketts	47	Director, Chicago Baseball Holdings, LLC	2011(2)	Class II 2019

Allan R. Tessler	80	Chairman and Chief Executive Officer, International Financial Group, Inc.	2006	Class II 2019

(1)	Mr. Mitchell previously served on the Company’s board of directors from December 1996 to January 2006 and was reelected in November 2006.

(2)	Mr. Todd M. Ricketts previously served on the Company’s board of directors from October 2011 to February 2014 and was reelected effective January 2015.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RECOMMENDED BY THE BOARD OF DIRECTORS

Tim Hockey joined the Company as president and was elected to the Company’s board of directors in January 2016. He became chief executive officer of the Company on October 1, 2016. Prior to joining the Company, Mr. Hockey served as group head, Canadian Banking and Wealth Management, TD Bank Group since July 2013 and president and chief executive officer of TD Canada Trust since June 2008 and was primarily responsible for the leadership of Canadian banking, which included Canadian personal banking, business banking, auto finance, global direct investing, advisory and Canadian asset management businesses. In over 30 years with TD, Mr. Hockey held senior positions in a variety of areas including mutual funds, retail distribution, information technology, core and small business, credit cards and personal lending. Mr. Hockey serves on the advisory board of the Richard Ivey School of Business. He served as chairman of the Canadian Bankers Association’s Executive Council and as a director of the SickKids Foundation. Mr. Hockey was previously named one of Canada’s “Top 40 Under 40,” a program that celebrates Canadians who have reached significant success before the age of 40 in the private, public and not-for-profit sectors. Mr. Hockey received an M.B.A. from the University of Western Ontario.

Mr. Hockey is the chief executive officer of the Company. He has significant financial services and management experience, having worked in the financial services industry for over 30 years.

Brian M. Levitt was elected as a director of the Company on October 1, 2016. Mr. Levitt is currently vice-chair of Osler, Hoskin & Harcourt LLP which he first joined in 1976, becoming a partner in 1979. In 1991, Mr. Levitt left Osler, Hoskin & Harcourt LLP to become president and subsequently chief executive officer of Imasco Limited, a Canadian consumer products and services company. Imasco was sold in 2000, and Mr. Levitt returned to Osler, Hoskin & Harcourt LLP in 2001. Mr. Levitt currently serves as chairman of the board for TD, a position he has held since 2011. Mr. Levitt also serves as a director for Domtar Corporation, where he is the chair of the finance committee. He was formerly a director of Tailsman Energy Inc. In 2014, Mr. Levitt was named as a recipient of the Institute of Corporate Directors Fellowship Awards, which annually recognizes individuals who have made outstanding contributions to corporate, not-for-profit and Crown corporation boards across Canada. He was appointed to the Order of Canada in 2015 for his work and support for the arts. Mr. Levitt holds a law degree from the University of Toronto, where he also completed his bachelor of applied science degree in civil engineering.

Mr. Levitt is one of five directors currently designated by TD. He brings leadership skills and financial and operational experience to the board of directors, having served as the president and chief executive officer of Imasco Limited and vice-chair of Osler, Hoskin & Harcourt LLP. He brings insights to our board of directors through his service on other public company boards.

Karen E. Maidment has served as a director of the Company since August 2010. Ms. Maidment was chief financial and administrative officer of Bank of Montreal (“BMO”) Financial Group, a financial services organization, from 2007 to 2009, and was responsible for all global finance operations, risk management, legal and compliance, tax, communications and mergers and acquisitions. From 2000 to 2007 she served as the chief financial officer of BMO Financial Group. Ms. Maidment held several executive positions with Clarica Life Insurance Company from 1988 to 2000, including chief financial officer. Ms. Maidment currently serves on the board of directors of TD. She was formerly a director of TransAlta Corporation. Ms. Maidment holds a Bachelor of Commerce degree from McMaster University and is a Chartered Accountant. In 2000, she was named a Fellow of the Institute of Chartered Accountants of Ontario.

Ms. Maidment is one of the five directors currently designated by TD. She brings leadership skills and significant financial services experience to the board of directors, having most recently served as chief financial

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RECOMMENDED BY THE BOARD OF DIRECTORS

and administrative officer of BMO Financial Group. Her financial expertise and experience in risk management and compliance are important for her role as a member of the Audit Committee and Risk Committee.

Bharat B. Masrani is group president and chief executive officer of TD Bank Group. Mr. Masrani has served in this position since November 2014. From July 2013 until his current appointment, Mr. Masrani served as chief operating officer of TD Bank Group. Mr. Masrani served as group head, U.S. personal and commercial banking of TD Bank Group and president and chief executive officer of TD Bank US Holding Company and TD Bank, N.A (a wholly-owned subsidiary of TD) from 2008 until 2013. From 2003 to 2008, he served as vice chairman and chief risk officer of TD Bank Group. Mr. Masrani joined TD Bank Group in 1987 as a commercial lending trainee and during his tenure with TD Bank Group he has served in various leadership positions, including senior vice president and chief executive officer of TD Waterhouse Investor Services in Europe, senior vice president of corporate finance and co-head in Europe, vice president and country head for India and vice president and head of corporate banking for Canada. Mr. Masrani is a director of TD and certain subsidiaries of TD, including TD Bank, N.A. and TD Bank USA, N.A. Mr. Masrani holds a Bachelor of Administrative Studies degree from York University and an M.B.A. from the Schulich School of Business, York University.

Mr. Masrani is one of the five directors currently designated by TD. He brings significant leadership skills and operational and financial services experience to the board of directors, having served in several leadership positions with TD Bank Group.

Irene R. Miller has served as the chief executive officer of Akim, Inc., an investment management and consulting firm, since 1997. Prior to joining Akim, Inc., Ms. Miller served as the vice chairman and chief financial officer of Barnes & Noble, Inc. She has also held senior investment banking and corporate finance positions with Morgan Stanley & Co. and Rothschild, Inc., respectively.

Ms. Miller currently serves as a director of TD. She was formerly a director of Coach, Inc., Barnes & Noble, Inc. and Inditex, S.A., where she was chair of the audit and control committee. Ms. Miller received an M.S. in chemistry and chemical engineering from Cornell University and a B.S. from the University of Toronto.

Ms. Miller is one of the five directors currently designated by TD. She brings leadership skills and operational and financial experience to the board of directors, based on her experience as chief executive officer of Akim, Inc. and chief financial officer of Barnes & Noble, Inc. She brings insights to our board of directors through her service on other public company boards, having served as audit committee chair of five prior boards and as lead director of Coach, Inc. for ten years.

Mark L. Mitchell served as a director of the Company from December 1996 until January 2006 and served as a member of the Company’s board of advisors in 1993. He was reelected as a director in November 2006. Mr. Mitchell is a principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001. He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a senior financial economist for the Securities and Exchange Commission from 1987 to 1990. He was a member of the Nasdaq quality of markets committee from 2003 to 2005. He was a member of the economic advisory board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University and received a B.B.A. (summa cum laude) in Economics from the University of Louisiana at Monroe.

Mr. Mitchell is one of the six outside independent directors. He brings significant financial experience and extensive knowledge of the Company and the brokerage industry, serving as a principal and co-founder of an investment management firm and as a director of the Company since 1996.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RECOMMENDED BY THE BOARD OF DIRECTORS

Todd M. Ricketts has served as a director of Chicago Baseball Holdings, LLC since October 2009. Mr. Ricketts has managed his personal investment portfolio since 2001 and has been a managing co-owner of JBE Riding Group LLC, a bicycle retailer and service provider, since 2009. Previously, Mr. Ricketts served as corporate secretary and director of business development for the Company. He also served as the special assistant to the president for Knight Capital Group, Inc. and assisted with its initial public offering. Mr. Ricketts received a B.A. in economics from Loyola University Chicago. On November 30, 2016, Mr. Ricketts was chosen to serve as the United States Deputy Secretary of Commerce by president-elect Donald J. Trump. Todd M. Ricketts is the son of J. Joe Ricketts, founder of the Company.

Mr. Ricketts is one of the six outside independent directors. He brings business management and financial experience to the board of directors through his entrepreneurial and financial services industry experience.

Allan R. Tessler has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has previously served as chairman of the board of Epoch Holding Corporation (formerly J Net Enterprises), chief executive officer of J Net Enterprises, co-chairman and co-chief executive officer of Data Broadcasting Corporation (now known as Interactive Data Corporation), chairman of Enhance Financial Services Group, Inc. and chairman and principal stockholder of Great Dane Holdings. Mr. Tessler is the lead independent director and chair of both the finance and the nominating and governance committees of L Brands, Inc. Mr. Tessler also serves as a director of Steel Partners Holdings L.P. and Imperva, Inc. He is a member of the board of governors of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and an L.L.B. from Cornell University Law School.

Mr. Tessler is one of the six outside independent directors. He brings leadership skills and operational and financial services experience to the board of directors, having served as chief executive officer of J Net Enterprises and co-chief executive officer of Data Broadcasting Corporation. He brings insights to our board of directors through his service on other public company boards.

Board Meetings and Committees

The board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. The non-employee members and the independent members of our board of directors regularly meet in executive session without management present. These directors select a presiding director at these meetings on an ad-hoc basis. The board of directors has a policy requiring the separation of the roles of chief executive officer and chairman of the board because the board of directors believes it improves the ability of the board to exercise its oversight role. Mr. Hockey serves as the chief executive officer and Mr. Moglia serves as chairman of the board. The chairman is responsible for managing the affairs of the board, with the objective that it is properly organized, functions effectively and fulfills its responsibilities. The chairman also works with the chief executive officer and the corporate secretary to establish the agenda for each board meeting and receives input from other directors as necessary or desired for the coordination of board activities. The separation of the roles of chief executive officer and chairman of the board does not affect risk oversight, which is the responsibility of the board of directors, primarily overseen by the Risk Committee. Our management team is responsible for managing risk, using risk management processes, policies and procedures to identify, measure and manage risks.

During the fiscal year ended September 30, 2016, the board of directors held eight meetings. During fiscal year 2016, each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which he or she served during the period in

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which he or she served, if any. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, directors are encouraged to attend. All directors of the Company at the time of the 2016 Annual Meeting of Stockholders attended the 2016 Annual Meeting of Stockholders.

The board of directors has established six standing committees: Audit, H.R. and Compensation, Corporate Governance, Outside Independent Directors, Non-TD Directors and Risk. The committee members are identified in the following table:

Director	Audit	H. R. and Compensation	Corporate Governance	Outside Independent Directors	Non-TD Directors	Risk

Lorenzo A. Bettino	X			Chair	X	X

V. Ann Hailey	X			X	X	X

Tim Hockey					X

Brian M. Levitt		X(1)

Karen E. Maidment	Chair					X

Bharat B. Masrani			X

Irene R. Miller	X					X

Mark L. Mitchell	X	X		X	X	Chair

Joseph H. Moglia					X

Wilbur J. Prezzano		Chair	X

Todd M. Ricketts	X		X	X	X	X

Allan R. Tessler		X	Chair	X	X

(1)	As of November 18, 2016, Mr. Levitt replaced Mr. Masrani as an H.R. and Compensation Committee member.

Audit Committee. The functions performed by the Audit Committee are described in the Audit Committee charter and include: (1) overseeing the Company’s internal accounting controls and controls over financial reporting, including assessment of legal and compliance matters, (2) selecting the Company’s independent registered public accounting firm and Managing Director, General Auditor and assessing their performance on an ongoing basis, (3) reviewing the Company’s financial statements and audit findings and overseeing the financial and regulatory reporting processes and related risks, (4) performing other oversight functions as requested by the board of directors and (5) reporting activities performed to the board of directors. The Audit Committee charter is available on the Company’s website at www.amtd.com under the governance section. All current Audit Committee members are independent as defined in the applicable listing standards of The Nasdaq Stock Market. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee and has designated Mses. Hailey, Maidment and Miller and Mr. Bettino as audit committee financial experts as

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defined by the Securities and Exchange Commission (“SEC”). The Company’s Audit Committee met 13 times during fiscal year 2016. The Report of the Audit Committee for the fiscal year ended September 30, 2016 appears under PROPOSAL NO. 4 – “RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

H.R. and Compensation Committee. The H.R. and Compensation Committee, referred to in this Proxy Statement as the Compensation Committee, reviews and approves broad compensation philosophy and policy and executive salary levels, bonus payments and equity awards pursuant to the Company’s management incentive plans and, in consultation with the Risk Committee, reviews compensation-related risks. The Compensation Committee also reviews the Compensation Discussion and Analysis, discusses it with management and makes a recommendation as to whether it should be included in each proxy statement. The Compensation Committee charter is available on the Company’s website at www.amtd.com under the governance section. All current H.R. and Compensation Committee members are independent as defined in the applicable listing standards of The Nasdaq Stock Market. The Compensation Committee met six times during fiscal year 2016. The Compensation Committee Report appears under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.“A sub-committee of the H.R. and Compensation Committee, comprised of Messrs. Prezzano, Mitchell, Tessler, Masrani and Moglia, by virtue of his position as Chairman of the Board, was formed on July 24, 2015 to conduct CEO succession planning, reporting to the Compensation Committee and the board of directors. Mr. Prezzano served as chair of the sub-committee. The sub-committee met during fiscal years 2015 and 2016, with its work culminating in the entry into an employment agreement with Mr. Hockey to become the president of the Company effective January 2, 2016 and chief executive officer of the Company effective October 1, 2016.

Corporate Governance Committee. The primary purpose of the Corporate Governance Committee is to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the committee develops and recommends to the board of directors corporate governance principles and leads and oversees the annual self-evaluation of the board of directors and its committees. The Company’s Corporate Governance Committee met four times during fiscal year 2016. The Corporate Governance Committee charter and the Corporate Governance Guidelines are available on the Company’s website at www.amtd.com under the governance section.

Outside Independent Directors Committee. The OID Committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities by: (1) identifying individuals qualified to serve on the board of directors, (2) reviewing the qualifications of the members of the board and recommending nominees to fill board of director vacancies and (3) recommending a slate of nominees for election or reelection as directors by the Company’s stockholders at the Annual Meeting to fill the seats of directors whose terms are expiring. The OID Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed by the Company. The OID Committee is also responsible for approving transfers of voting securities by TD not otherwise permitted by the Stockholders Agreement, approving qualifying transactions (as defined in the Stockholders Agreement) and determining the fair market value (or selecting an independent investment banking firm to determine the fair market value) of certain property in connection with the stock purchase and transfer rights of TD set forth in the Stockholders Agreement. All current OID Committee members are independent as defined in the applicable listing standards of The Nasdaq Stock Market. The Company’s OID Committee met six times during fiscal year 2016.

Written communications submitted by stockholders pursuant to the Company’s Stockholder

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Communications Policy recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee for consideration. The OID Committee will consider director candidates who have been identified by other directors or the Company’s stockholders, but it has no obligation to recommend such candidates for nomination, except as may be required by contractual obligation of the Company. Stockholders who submit director recommendations must include the following: (1) a detailed resume outlining the candidate’s knowledge, skills and experience, (2) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the board of directors, (3) a detailed resume of the stockholder submitting the director recommendation and (4) the number of shares held by the stockholder, including the dates such shares were acquired.

The OID Committee charter establishes the following guidelines for identifying and evaluating candidates for selection to the board of directors:

1.	Decisions for recommending candidates for nomination are based on merit, qualifications, performance, character and integrity and the Company’s business needs and will comply with the Company’s anti-discrimination policies and federal, state and local laws.

2.	The composition of the entire board of directors will be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the board of directors; the need for financial, business, financial industry, public company and other experience and expertise on the board of directors and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3.	Candidates will be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.
4.	Candidates will be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5.	Any other criteria as the OID Committee may determine.

Notwithstanding any provision to the contrary in the OID Committee charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement, discussed under “STOCK OWNERSHIP AND RELATED INFORMATION – Stockholders Agreement, and the Merger Agreement”) the selection and nomination of such directors is not subject to the committee’s review and recommendation process. The OID Committee charter is available on the Company’s website at www.amtd.com under the governance section.

Non-TD Directors Committee. The Non-TD Directors Committee is composed of all of the directors not designated by TD. The purpose of this committee is to make determinations relating to any acquisition by the Company of a competing business held by TD. The Non-TD Directors Committee did not meet during fiscal year 2016.

Risk Committee. The Risk Committee was formed for the purpose of assisting the board of directors in its oversight responsibilities relating to the identification, monitoring and assessment of the key risks of the Company, including the significant policies, procedures and practices employed in risk management. The Risk Committee met four times during fiscal year 2016. The Risk Committee charter is available on the Company’s website at www.amtd.com under the governance section.

Code of Ethics

The Company has a code of business conduct and ethics that applies to all employees and the board of directors. A

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copy of this code is publicly available on the Company’s website at www.amtd.com under the governance section and as Exhibit 14 of the Company’s quarterly report on Form 10-Q filed with the SEC on February 4, 2011.

Stockholder Communications Policy

Stockholders and interested parties may communicate with any member of the board of directors, including the chair of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

TD Ameritrade Holding Corporation

6940 Columbia Gateway Drive

Columbia, Maryland 21046

A stockholder must include his, her or its name and address in any such written communication and indicate whether he, she or it is a Company stockholder.

The corporate secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The corporate secretary will not forward to directors non-substantive communications or communications that appear to pertain to personal grievances, but will instead forward them to the appropriate department within the Company for resolution. The corporate secretary will retain a copy of such communications for review by any director upon his or her request.

Communications from a Company employee or agent will be considered stockholder communications under this policy if made solely in his or her capacity as a stockholder. No communications from a Company director or officer will be considered stockholder communications under this policy. In addition, proposals submitted by stockholders for inclusion in the

Company’s annual proxy statement, and proposals submitted by stockholders for presentation at the Company’s annual stockholders meeting, will not be considered stockholder communications under this policy. Written communications submitted by stockholders recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee.

Director Compensation

The following table summarizes non-employee director compensation for calendar year 2016 under the terms of the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan:

Non-employee Director Compensation	Amount

Chairman of the Board Annual Retainer	$400,000 in cash or a combination of cash and RSUs

Annual Cash Retainer (excluding Chairman)	$80,000

Annual Equity Grant (excluding Chairman)	$130,000 in RSUs

Annual Committee Chair Retainer	$10,000 ($25,000 for Audit and Risk Committee chair)

Annual Audit Committee Member Fee	$10,000

Non-employee directors may also receive, at the discretion of the Corporate Governance Committee and approved by the board of directors, payment of additional non-employee director compensation when special circumstances warrant.

During fiscal 2016, the Corporate Governance Committee recommended and the board of directors approved a one-time cash payment to members of the CEO succession planning sub-committee in the amount of $25,000 for Mr. Prezzano, the lead director, and $10,000 for each of the other members, Messrs. Mitchell, Moglia and Tessler. This payment was made to

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compensate the members of the sub-committee for their work that led to the hiring of Mr. Hockey, who succeeded Mr. Tomczyk as president and chief executive officer of the Company upon Mr. Tomczyk’s retirement on September 30, 2016.

The 2006 Directors Incentive Plan is designed to:

•	fairly compensate non-employee directors for work required of a company the size and complexity of TD Ameritrade and

•	align directors’ interests with the long-term interests of stockholders.

The annual cash retainer, the committee chair retainer and the Audit Committee member fee are paid in advance at the beginning of each calendar year.

Under the 2006 Directors Incentive Plan, any non- employee director is permitted to defer any or all of the cash or equity award. Investment earnings on amounts deferred in the form of stock units are based on the fluctuations in the underlying common stock of the Company. Deferred cash awards earn interest at the prime rate as reported by The Wall Street Journal.

The number of restricted stock units (“RSUs”) under the annual equity grant is calculated by using the average of the high and low price of the Company’s common stock for the 20 trading days prior to the grant date. RSU awards vest completely on the first anniversary of the grant date and are settled by issuing shares of Company common stock. In the event of a change in control of the Company, the RSUs vest as soon as practicable after the change in control. RSUs do not have any voting rights. RSUs receive the benefit of any dividends on common stock of the Company in the form of additional RSUs. In the event of the death of a non-employee director, the RSUs will vest and be settled in common stock of the Company. In the event of the disability of a non-employee director, the RSUs will continue to vest over the applicable vesting period whether or not the director continues to serve as a director of the Company.

Non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the board of directors. The Company also indemnifies and provides liability insurance for its directors and officers.

Mr. Moglia is compensated pursuant to a non-employee chairman term sheet. Under the term sheet, Mr. Moglia earns an annual retainer of $400,000, which is paid in either cash or a combination of cash and equity as agreed upon between Mr. Moglia and the board of directors. Mr. Moglia was paid in cash for his 2016 annual retainer. For the provisions of the non-employee chairman term sheet, see Exhibit 10.2 of the Company’s Annual Report on Form 10-K filed with the SEC on November 18, 2011.

For calendar year 2017, the annual committee chair fee for the H.R. and Compensation, Corporate Governance and OID Committees will increase by $5,000. Also for calendar year 2017, members of the H.R. and Compensation, Corporate Governance and OID Committees (other than the chair) will begin receiving an annual committee membership fee of $5,000 and members of the Risk Committee (other than the chair) will begin receiving an annual committee membership fee of $10,000. The following table summarizes non-employee director compensation for calendar year 2017:

Non-employee Director Compensation	Amount

Chairman of the Board Annual Retainer	$400,000 in cash or a combination of cash and RSUs

Annual Retainers (excludes the Chairman of the Board) Cash Retainer Equity Retainer	$80,000 $130,000 in RSUs

Annual Committee Chair Fees Audit and Risk Committees H.R. and Compensation, Corporate Governance and OID Committees	$25,000 $15,000

Annual Committee Membership Fees (excludes Committee Chairs) Audit and Risk Committees H.R. and Compensation, Corporate Governance and OID Committees	$10,000 $ 5,000

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Director Compensation Table for Fiscal Year 2016

The table below provides information on compensation for non-employee directors who served during fiscal year 2016. Compensation information for Messrs. Tomczyk and Hockey, who are named executive officers and served as employee directors of the Company during fiscal 2016, is disclosed in the Summary Compensation Table under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.” Mr. Levitt does not appear in the table because he was elected to the board of directors following the Company’s fiscal year end.

	Fees Earned or Paid in Cash
Name	Paid in Cash(2) ($)	Deferred in Form of Stock Units(3),(5) ($)	Stock Awards(4),(5) ($)	Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)

Lorenzo A. Bettino	100,000	—	113,100	—	—	213,100

Marshall A. Cohen	—	26,250	—	—	—	26,250

Dan W. Cook III	22,500	—	—	—	—	22,500

V. Ann Hailey	67,500	—	113,100	—	—	180,600

Karen E. Maidment	78,750	26,250	113,100	728	—	218,828

Bharat B. Masrani(1)	—	—	—	—	—	—

Irene R. Miller	67,500	—	113,100	—	—	180,600

Mark L. Mitchell	122,500	—	113,100	5,209	—	240,809

Joseph H. Moglia	410,000	—	—	—	11,077	421,077

Wilbur J. Prezzano	125,000	—	113,100	—	—	238,100

Todd M. Ricketts	87,500	—	113,100	—	—	200,600

Allan R. Tessler	102,500	—	113,100	—	—	215,600

(1)	Mr. Masrani, an employee of TD, elected not to receive compensation for services provided as a non-employee director.

(2)	The amounts in this column represent amounts paid in cash for retainers and fees.

(3)	The amounts in this column represent the dollar amount of retainers and fees deferred in the form of Company stock units.

(4)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, for RSUs granted during fiscal year 2016. In fiscal year 2016, non-employee directors received a grant of RSUs with a grant date fair value of $113,100 for their 2016 annual equity grant.

(5)

The following table summarizes, as of September 30, 2016, the aggregate number of outstanding deferred stock units and RSUs, including dividend equivalent units associated with the outstanding deferred stock units and RSU awards, held by directors who served during fiscal year 2016, except Messrs. Tomczyk and Hockey. Outstanding stock-based awards for Messrs. Tomczyk and Hockey, who are named executive officers and served

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as employee directors of the Company during fiscal 2016, are summarized in the Outstanding Equity Awards at September 30, 2016 table under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”

Name	Deferred Stock Unit Awards (#)	Restricted Stock Unit Awards (#)

Lorenzo A. Bettino	—	4,111

Marshall A. Cohen	—	—

Dan W. Cook III	—	—

V. Ann Hailey	—	4,111

Karen E. Maidment	52,491	4,111

Bharat B. Masrani	—	—

Irene R. Miller	—	4,111

Mark L. Mitchell	27,236	4,111

Joseph H. Moglia	—	—

Wilbur J. Prezzano	47,275	4,111

Todd M. Ricketts	—	4,111

Allan R. Tessler	—	4,111

(6)	The amounts in this column represent the above-market interest earnings on deferred cash compensation.

(7)	The amount in this column represents reimbursement for post-retirement medical coverage.

Director Stock Ownership Guidelines

Under the Company’s non-employee director stock ownership guidelines, non-employee directors receiving compensation are required to own shares of the Company’s common stock with a value equal to twice their combined annual cash and equity retainers ($800,000 for the chairman and $420,000 for other non-employee directors) not later than the fifth anniversary of becoming a director of the Company. Shares counted toward this calculation include common stock beneficially owned by the director and vested and unvested RSUs. All non-employee directors receiving compensation with more than five years of service with the Company have met this guideline.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position

Tim Hockey	53	President and Chief Executive Officer

Stephen J. Boyle	55	Executive Vice President, Chief Financial Officer

J. Thomas Bradley, Jr.	54	Executive Vice President, Retail Distribution

Ellen L.S. Koplow	57	Executive Vice President, General Counsel and Secretary

Thomas A. Nally	45	Executive Vice President, Institutional Services

Steven M. Quirk	52	Executive Vice President, Trading and Education

For information regarding the business experience of Tim Hockey, see PROPOSAL NO. 1 – “ELECTION OF DIRECTORS RECOMMENDED BY THE BOARD OF DIRECTORS – Directors Not Standing For Election.”

Stephen J. Boyle joined the Company in July 2015 as executive vice president of finance and became chief financial officer in October 2015. In his role as chief financial officer, he is responsible for the Company’s investor relations and finance operations functions, including accounting, business planning and forecasting, external and internal reporting, procurement, tax, treasury and asset/liability management. Mr. Boyle has nearly 30 years of experience in the financial services industry. Mr. Boyle joined Banknorth Group, Inc. as controller in 1997 and was named executive vice president and chief financial officer in 2004, where he was responsible for finance, accounting, treasury and tax functions. He remained in this role after Banknorth was acquired by TD Bank Group in 2007, until joining the Company in 2015. Prior to joining Banknorth, Mr. Boyle served as director of financial reporting for Barnett Banks, Inc. from 1994 to 1997 and as manager of corporate accounting for Fleet Financial Group, Inc. from 1991 to 1994. Prior to joining Fleet Financial Group, Inc., Mr. Boyle spent eight years with Arthur

Andersen LLP, serving as a senior audit manager primarily focusing on financial services clients. Mr. Boyle holds an M.S. in Accounting from the New York University Stern School of Business and a B.A. in Economics (cum laude) from Wake Forest University.

J. Thomas Bradley, Jr. was appointed president of retail distribution in February 2012. In this role, he is responsible for the Company’s branch network, marketing, investor service and sales call centers, guidance solutions and investment products. Mr. Bradley joined the Company upon its acquisition of TD Waterhouse in January 2006 and was appointed president of TD Ameritrade Institutional. In November 2009, he was named executive vice president of the Company. In his role as president of TD Ameritrade Institutional, he oversaw all institutional business functions, including the Company’s independent investment advisor services, fixed income, self-directed 401(k) and retirement trust businesses. Prior to January 2006, he spent nearly 20 years at TD Waterhouse managing a variety of retail and institutional businesses. He was most recently responsible for the U.S. independent advisor services, correspondent clearing and capital markets businesses. Prior to joining TD Waterhouse, Mr. Bradley was a financial advisor with Northwestern Mutual Life and Robert W. Baird & Co. Mr. Bradley has received several industry awards and honors, including The National Association of Personal Financial Advisors’ Special Achievement Award (2006) and the Pioneers in Financial Services Award by William Paterson University’s Cotsakos College of Business (2013). He was named Visionary of the Year by the Texas Tech University’s Division of Personal Financial Planning (2008), was recognized as one of Investment Advisor Magazine’s top 25 most influential people in the registered investment advisor community (2004, 2006, 2009 and 2011) and in 2015 he was named one of Investment Advisor Magazine’s “35 for 35,” highlighting the most influential people in and around the industry during the publication’s 35 year history. Mr. Bradley holds a B.S. degree in business administration, with a concentration in finance, from

EXECUTIVE COMPENSATION AND RELATED INFORMATION

the University of Richmond, Robins School of Business, and also completed the Securities Industry Institute program sponsored by the Securities Industry and Financial Markets Association (“SIFMA”) at the Wharton School. He also holds several financial services industry securities licenses.

Ellen L.S. Koplow has served as general counsel since June 2001 and was named secretary in November 2005. She manages the Company’s legal and government relations departments. Ms. Koplow previously also oversaw the Company’s compliance and internal audit functions. She joined the Company in May 1999 as deputy general counsel and was named acting general counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. She served as a member of the New York Stock Exchange Commission on Corporate Governance, and she completed the Rock Center for Corporate Governance Directors College series held at Stanford Law School. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983, where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. Ms. Koplow also holds a B.A. in Government and Politics from the University of Maryland, from which she received the Distinguished Alumni Award in 2011.

Thomas A. Nally was appointed president of Institutional Services and named executive vice president of the Company in February 2012. In his role as president of Institutional Services, he oversees all institutional business functions, including the Company’s independent investment advisor services, self-directed 401(k) and retirement trust businesses. Mr. Nally also oversees the Company’s brokerage and clearing operations. Mr. Nally joined the Company upon its acquisition of TD Waterhouse in January 2006. From January 2006 until his current appointment, he was responsible for TD Ameritrade Institutional Sales, where he led his team to develop new advisor relationships and deliver a value added practice management solution to assist registered investment advisors in achieving their strategic business objectives. Prior to January 2006, Mr. Nally spent 12 years at TD Waterhouse in various leadership positions, including as senior vice president of TD Waterhouse Institutional, Brokerage Services. Over his tenure, he has held multiple management positions in various key areas of the business, including responsibility for trading, fixed income, advisor relations, client service, advisor technology, account services and operations for approximately 5,000 independent registered investment advisors who custody assets with TD Ameritrade Institutional. Mr. Nally graduated from Rider University with a degree in Finance, he completed the Securities Industry Institute program, sponsored by SIFMA, at the Wharton School, and he completed executive education coursework at the Stanford Graduate School of Business. He was recognized as one of Investment Advisor Magazine’s top 25 most influential people (2012 and 2014) and Investment News’ 2013 Power 20 list of financial industry leaders. He also holds several financial services industry securities licenses.

Steven M. Quirk joined the Company upon its acquisition of thinkorswim in July 2009 and was appointed senior vice president of the Trader Group in July 2010. In November 2015, he was named executive vice president of the Company. In this role, Mr. Quirk leads development of strategies, products and the trading applications for retail traders and investors at TD Ameritrade. He is also responsible for the Company’s investor education businesses. Prior to his current role, he was responsible for the development of new trading tools and technology enhancements for the Company’s trading platform. Mr. Quirk played a major role in the successful acquisition and integration of thinkorswim by TD Ameritrade. Mr. Quirk joined thinkorswim in July 2007, where he served in various leadership positions. In prior leadership roles, Mr. Quirk led the Chicago division of Van der Moolen USA and was a partner at SCMS LLC for several years. Mr. Quirk began his trading career at the Chicago Mercantile Exchange and Chicago Board Options Exchange (CBOE) in 1987. While at the

EXECUTIVE COMPENSATION AND RELATED INFORMATION

CBOE, Mr. Quirk served on the CBOE Index Market Performance Committee and the Arbitration Committee. Mr. Quirk is a recognized industry expert on trading technology and retail trading behavior and is a regular contributor to various media outlets including Barron’s, CNBC, Fox Business, the Wall Street Journal and CNBC Asia. Mr. Quirk holds a Bachelor’s Degree in Risk, Insurance and Marketing from the University of Wisconsin. He also holds several industry licenses.

Compensation Discussion and Analysis

Overview

This section describes the fiscal year 2016 compensation for our former chief executive officer, our chief financial officer, each of our other three most highly compensated executive officers, including our current chief executive officer, employed at the end of fiscal year 2016 and one additional individual who would have been among the other three most highly compensated executive officers except that he was not serving as an executive officer as of our fiscal year ended September 30, 2016. We refer to these individuals as our named executive officers. Our named executive officers for fiscal year 2016 were:

•	Fredric J. Tomczyk, Chief Executive Officer

•	Stephen J. Boyle, Executive Vice President, Chief Financial Officer

•	Tim Hockey, President

•	J. Thomas Bradley, Jr., Executive Vice President, Retail Distribution

•	Thomas A. Nally, Executive Vice President, Institutional Services

•	Marvin W. Adams, former Executive Vice President, Chief Operating Officer

Changes in Annual Incentive Awards

For fiscal year 2016, we awarded performance-based restricted stock units (“PRSUs”) to our senior management group in November 2016 with the goal tied to our total shareholder return to reward sustained long-term results and value creation. The PRSUs are subject to a three-year cliff vesting period and may be further adjusted up or down 20% based on the Company’s cumulative three-year total shareholder return (“TSR”) as compared to the components of the New York Stock Exchange Archipelago (“NYSE Arca”) Securities Broker/Dealer Index measured at the end of the three-year period, as described later in this section.

Changes in Management

The Summary Compensation Table and related tables below refer to the principal positions held by Messrs. Tomczyk, Boyle, Hockey, Bradley, Nally and Adams as of September 30, 2016. Although Messrs. Tomczyk and Adams no longer serve as executive officers of the Company, they appear in the Summary Compensation Table and related tables below.

On November 9, 2015, Mr. Tomczyk, former chief executive officer, notified the board of directors of his retirement as chief executive officer, effective September 30, 2016, and of his resignation as president of the Company, effective January 2, 2016. In connection with Mr. Tomczyk’s retirement, the Company entered into a separation and release of claims agreement. The terms of his employment agreement and his separation and release of claims agreement are described under the heading “Potential Payments Upon Termination or Change-in-Control.” These agreements, which are taken into account in the data included in the Summary Compensation Table and other tables below, provide for a single lump sum cash payment for his fiscal year 2016 annual incentive award based on actual performance, rather than a combination of cash and equity, and accelerated vesting of all unvested restricted stock units (“RSUs”) as of October 1, 2016. In addition, Mr. Tomczyk’s vested stock options will remain exercisable through the expiration of the maximum terms as specified in the applicable stock option agreements.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

On November 9, 2015, Mr. Hockey entered into an agreement to become the Company’s president, effective January 2, 2016 and chief executive officer, effective October 1, 2016. The terms of his agreement, which are taken into account in the data included in the Summary Compensation Table and other tables below, provide for an annual base salary of $750,000, an annual cash incentive target of $1.575 million (subject to proration for fiscal year 2016) and an annual equity incentive target of $3.675 million. Upon the commencement of his employment, in order to replace equity compensation he forfeited by leaving his prior employer to join the Company, Mr. Hockey was granted a special award of RSUs valued at $5.1 million that vest in full on the fifth anniversary of the grant date and a special award of stock options valued at $3.1 million with pro-rata annual vesting over four years.

On July 28, 2016, Mr. Adams, former chief operating officer, resigned from the Company, effective December 1, 2016, and the Company reorganized its reporting structure by eliminating the chief operating officer position. From July 28, 2016 until December 1, 2016, Mr. Adams served as a special advisor to Mr. Hockey. On August 1, 2016, Mr. Adams entered into a separation and release of claims agreement described under the heading “Potential Payments Upon Termination or Change-in-Control.” The terms of this agreement, which are taken into account in the data included in the Summary Compensation Table and other tables below, provides for continued receipt of his annual base salary of $500,000 while employed as a special advisor to Mr. Hockey, a single lump sum cash payment for his fiscal year 2016 annual incentive award based on actual performance, rather than a combination of cash and equity, a lump sum cash payment of $1 million representing the value of the RSU award he would have received for fiscal year 2016, and accelerated vesting of all unvested RSUs in accordance with their terms.

Compensation-related Agreements and Plans

This discussion and the executive compensation tables below are based in part on the Company’s agreements with Messrs. Tomczyk, Boyle, Hockey and Adams, and the terms of our Management Incentive Plan and Long-Term Incentive Plan. We refer you to those agreements and plan documents for the complete terms.

Where you can find more information

Name	Description	SEC Filing
Fredric J. Tomczyk	Employment Agreement	• Form 8-K filed on August 1, 2013, Exhibit 10.1
	Separation and Release of Claims Agreement	• Annual Report on Form 10-K filed on November 18, 2016, Exhibit 10.4
Stephen J. Boyle	Term Sheet	• Quarterly Report on Form 10-Q filed on May 7, 2015, Exhibit 10.1
Tim Hockey	Employment Agreement	• Quarterly Report on Form 10-Q filed on February 4, 2016, Exhibit 10.1
Marvin W. Adams	Separation Agreement and Release of Claims	• Annual Report on Form 10-K filed on November 18, 2016, Exhibit 10.15
All Executive Officers	Long-Term Incentive Plan	• Form 8-K filed on February 24, 2016, Exhibit 10.1
	Management Incentive Plan	• Form 8-K filed on February 24, 2016, Exhibit 10.2

We have organized this report as follows:

1.	First, we provide information regarding our Compensation Committee and its role in setting executive compensation.

2.	Next, we discuss the guiding principles underlying senior executive compensation policies and decisions.

3.	We describe the risk assessment of our compensation programs.

4.	We discuss the elements of compensation, how we determined the amount of each element and how each element fits into the Company’s compensation objectives.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

5.	We describe stock ownership guidelines.

6.	We discuss severance and change in control provisions.

7.	We discuss certain tax treatment of senior executive compensation.

8.	We conclude by describing certain compensation-related actions taken since the end of fiscal year 2016.

1.    The H.R. and Compensation Committee

The Compensation Committee establishes and administers the Company’s executive compensation programs and, in consultation with the Risk Committee, reviews compensation-related risks. The board of directors evaluates the performance of the chief executive officer and reviews and provides input on the Compensation Committee’s compensation recommendation. The Compensation Committee then formally approves the chief executive officer’s compensation. The chief executive officer and the Compensation Committee together assess the performance of each of the other named executive officers and then the Compensation Committee determines their compensation based on initial recommendations from the chief executive officer. Beginning in October 2005, the Compensation Committee retained Mercer Human Resources Consulting (“Mercer”) to advise the Compensation Committee on executive compensation practices and market compensation levels. Annually, Mercer provides the Compensation Committee with independent validation of the market data provided by management. In addition, Mercer provides management with guidance on industry trends and best practices. Management also engages Mercer to provide consulting services to the Company on its health and welfare plans. In fiscal year 2016, Mercer earned $23,544 in fees for executive compensation market analysis and $381,291 in fees for other services, including consulting services on the Company’s benefit plans, compensation market surveys and compensation market survey software. In addition, the Company paid an affiliate of Mercer

$548,948, which was primarily for premiums on certain insurance coverages during fiscal year 2016. The other services and insurance coverages were not approved by the board of directors or the Compensation Committee because they relate to broad-based compensation and benefit plans.

The Compensation Committee is composed of non-employee directors of the board. No member of the Compensation Committee during fiscal year 2016 was an employee of the Company or any of its subsidiaries at the time of his service on the Compensation Committee. Each member of the Compensation Committee during fiscal year 2016 qualified as a “non-employee director” under rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and as an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”). Mr. Masrani, group president and chief executive officer of The Toronto-Dominion Bank (“TD”), served on the Compensation Committee until November 18, 2016. Given that TD is the Company’s largest stockholder, we believe Mr. Masrani’s views are properly aligned with stockholder interests.

The Compensation Committee has delegated to the chief executive officer of the Company (the “CEO”) the authority to increase the compensation of, and grant equity awards to, any employee participating in the Management Incentive Plan (the “MIP”), except for executive officers and employees whose total target compensation equals or exceeds $1 million per year, subject in each case to any increase or grant being (1) within the budget previously approved by the Compensation Committee and (2) in accordance with the terms of the applicable compensation plan.

2.    Guiding Principles

The objective of the executive compensation plans is to attract, retain and motivate high-performing executives to create sustainable long-term value for stockholders. To achieve this objective, the Company and the Compensation Committee use the following guiding

EXECUTIVE COMPENSATION AND RELATED INFORMATION

principles when evaluating executive compensation policies and decisions:

•	Alignment with the Company’s Business Strategy

—	Executive compensation is linked with the achievement of specific short- and long-term strategic business objectives and the Company’s overall performance.

—	Compensation plans are linked to key business drivers that support long-term stockholder value creation.

•	Alignment to Stockholders’ Interests

—	The interests of executives are aligned with those of long-term stockholders through policy and plan design.

—	Stock ownership guidelines are used to align the interests of executives with those of stockholders over the long term.

—

As an executive increases in seniority, an increasing percentage of total compensation consists of equity-based awards to help align executives with stockholders, aid in retention and to focus executives on sustainable long-term performance.

•	Risk Management

—	Compensation plan design should not create an incentive for excessive risk-taking and each plan is reviewed on at least an annual basis to determine that it is operating as intended.

—	Incentive compensation is subject to risk of forfeiture in accordance with the clawback policy.

•	Pay for Performance

—	Clear relationships should exist between executive compensation and performance. Compensation should reward both corporate and individual performance.

—	Total compensation includes a meaningful variable component that is linked to key business objectives and the Company’s overall performance.

—	A substantial portion of variable compensation is awarded in the form of equity-based awards.
—	Equity awards are generally granted based on the achievement of annual performance goals and are subject to time-based and/or performance vesting.

—	The Compensation Committee has the ability to exercise negative discretion to reduce compensation.

•	Pay Competitively

—	Competitive data on market median compensation, adjusted to reflect scope of responsibility or other factors specific to the executive, is considered when establishing compensation targets.

At the Company’s 2016 Annual Meeting, stockholders approved, on a non-binding advisory basis, the compensation of the fiscal year 2015 named executive officers, with more than 97% of the total votes cast voting in favor of the say-on-pay proposal. In connection with the review of such vote and in considering the overall design of the executive compensation program, the Compensation Committee decided to maintain the same general approach with respect to the Company’s executive compensation program for fiscal year 2016 with the addition of PRSU awards.

3.    Risk Assessment

The Compensation Committee, together with the Risk Committee, assessed all of the Company’s incentive compensation plans and concluded that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed all of the Company’s executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process included a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across business units based on differing goals established for business units. Incentive compensation targets are reviewed annually and adjusted as necessary to align with quantitative and

EXECUTIVE COMPENSATION AND RELATED INFORMATION

qualitative CEO goals (defined below). The Company’s compensation structure includes the following risk-mitigating factors:

What We Do	What We Don’t Do

Benchmark executive compensation against peer group	No repricing stock options without stockholder approval

Measure, manage and reward based on performance goals that drive our short and long-term business strategy	No hedging or pledging of stock

Maintain a pay mix that is heavily performance-based	No excise tax gross-ups to executives

Utilize PRSUs linked to the relative three-year total shareholder return	No single trigger severance in the event of a change-in-control

Maintain stock ownership guidelines for executives	No material perquisites

Maintain a clawback policy	No supplement executive retirement plans (SERP)

Conduct annual risk assessments of our executive compensation policies and practices

Hold an annual shareholder say-on-pay vote

Retain an independent compensation consultant

Permit use of negative discretion to decrease incentive compensation

Employ double-trigger change-in-control provisions

4.    Elements of Compensation

Targeted Overall Compensation

The Company operates in the highly competitive financial services sector, with a leadership position in retail securities brokerage services. The overall compensation program is designed to align the interests of executives with those of our stockholders and be competitive with the compensation practices of financial services companies with characteristics similar to the Company.

The comparator group consists of:

Ameriprise Financial, Inc.	Fifth Third Bancorp	NASDAQ, Inc.
Broadridge Financial Solutions, Inc.	Franklin Resources, Inc.	Northern Trust Corporation
Charles Schwab Corporation	Intercontinental Exchange, Inc.	Raymond James Financials, Inc.
CME Group Inc.	Invesco, Ltd.	T. Rowe Price Group, Inc.
Comerica Incorporated	Legg Mason, Inc.
E*TRADE Financial Corporation	LPL Financial Holdings Inc.

The criteria for determining the comparator group were industry, business mix, market capitalization, revenue, net income, geographic presence, say-on-pay stockholder advisory vote results, peer group inclusion and competition for talent.

Target total executive compensation consists of: (1) base salary and (2) incentive compensation, which is comprised of cash and equity. Each of these elements of compensation, as well as the compensation package as a whole, is intended to enable the Company to remain

EXECUTIVE COMPENSATION AND RELATED INFORMATION

competitive in attracting and retaining talented individuals. While base salaries and fixed annual equity awards are provided to reward executives on a day-to-day basis for their time and services, the incentive compensation links the executives’ compensation to achievement of the Company’s business strategy and stockholders’ interests. These targeted total compensation levels are developed using market data from our comparator group and other financial services compensation data obtained from human resources consulting firms, such as McLagan, Mercer and Towers Watson. The market data considered as part of the competitive review reflect executive responsibilities that are similar to the responsibilities of our executive officers, where available. Mercer, our outside independent compensation consultant, reviewed the market compensation information and confirmed its appropriateness as a point of reference in setting target total compensation levels for each of our named executive officers for fiscal year 2016.

A significant portion of each executive’s total compensation is variable or “at risk.” The “at risk” portion of total compensation includes the annual cash incentive and the annual equity incentive, which are both linked to performance during the year. If the Company’s or individual’s performance is below target, “at risk” compensation may decrease. Conversely, if the Company’s or individual’s performance is above target, “at risk” compensation may increase.

The equity incentive compensation target is established so that a meaningful portion of total compensation is awarded as equity which vests in full on the third anniversary of the grant date. The target mix between cash and equity is based on total compensation level, with the portion that is awarded as equity generally increasing as total compensation increases. This practice, combined with stock ownership guidelines, promotes retention and focuses executives on executing business strategies, sustaining performance and growing value for stockholders over the long-term.

Each named executive officer had target annual compensation for fiscal year 2016 as follows:

Name	Base Salary ($)	Target Cash Incentive ($)	Target Equity Incentive ($)	Total Target Incentive ($)	Additional Annual Award(2) ($)	Targeted Overall Compensation ($)

Fredric J. Tomczyk	1,000,000	6,000,000	—	6,000,000	—	7,000,000

Stephen J. Boyle	400,000	675,000	675,000	1,350,000	—	1,750,000

Tim Hockey(1)	562,500	1,443,750	3,675,000	5,118,750	—	5,681,250

J. Thomas Bradley, Jr.	500,000	1,250,000	1,250,000	2,500,000	—	3,000,000

Thomas A. Nally	500,000	850,000	850,000	1,700,000	—	2,200,000

Marvin W. Adams	500,000	3,000,000	—	3,000,000	1,000,000	4,500,000

(1)	Mr. Hockey’s base salary and target cash incentive were subject to proration for fiscal 2016. Mr. Hockey’s base salary of $750,000 was prorated based on nine months of service with the Company. His target cash incentive of $1.575 million was prorated based on 11 months of service, nine months with the Company and two months with TD. TD has agreed to reimburse the Company for the portion of Mr. Hockey’s fiscal year 2016 cash incentive related to his service with TD.

(2)	Mr. Adams’ additional annual award of $1 million was paid in cash and represents the value of the RSU award he would have received for fiscal year 2016.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Consistent with the Company’s overall compensation principles, a large percentage of the total compensation package is paid only after performance objectives set by the Compensation Committee have been met. The percentage of each executive’s targeted total annual compensation that was subject to performance-based objectives for fiscal 2016 was:

Name	Performance- Based
Fredric J. Tomczyk	86%
Stephen J. Boyle	77%
Tim Hockey	90%
J. Thomas Bradley, Jr.	83%
Thomas A. Nally	77%
Marvin W. Adams	67%

Annual Incentive Award

In fiscal year 2016, the first step for calculating awards under the annual incentive plan for executive officers was based on the achievement of goals for the following key metrics: (1) earnings per share (“EPS”), (2) market share of client revenue trades among the Company’s primary publicly-traded competitors and (3) net new client assets. These goals were initially recommended by the CEO and established and approved by the Compensation Committee, to align the interests of executives with those of our stockholders. We refer to market share of client revenue trades and net new client assets as the quantitative CEO goals. In addition, the following factors were considered in determining the annual incentive awards of our executive officers:

•	Attainment of key qualitative short- and long-term goals, established by the CEO and approved by the Compensation Committee, which we refer to as the qualitative CEO goals and

•	Attainment of individual quantitative and qualitative performance goals.

The Compensation Committee reserves the right to reduce the payouts initially determined by the achievement of EPS and quantitative CEO goals by up to 40% for other qualitative considerations and up to an additional 40% based on each executive’s specific performance of individual goals. In addition, the Compensation Committee retains the ability to exercise further negative discretion to reduce incentive payments to executives.

The Compensation Committee has designed our annual incentive plan to support our pay-for-performance philosophy, with the objective of closely aligning each executive to the long-term growth of the Company and the business strategy for which each executive is most responsible. Based on pre-established targets for EPS and quantitative and qualitative CEO goals, the Compensation Committee believes that the design provides for a balanced assessment of short- and long-term performance.

A portion of the annual incentive award is granted in equity under the Long-Term Incentive Plan (the “LTIP”). Equity is used to motivate, reward and retain key executives and to align their interests to those of stockholders. Equity awards are only granted if the applicable performance measures have been achieved. For fiscal year 2016, equity incentives were granted solely in the form of PRSUs. As described below under “Fiscal Year 2016,” equity incentives may be funded between 0% and 200% of target. After the equity incentive has been granted, the PRSUs are then subject to a three-year cliff vesting period and may be further adjusted up or down 20% based on the Company’s cumulative three-year TSR relative to the components of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant. This equity incentive design further aligns the long-term interests of executives with those of our stockholders. PRSU awards are automatically increased by the number of units equivalent to the value of any cash dividends paid while the awards are outstanding (based on the target amount of the award). Dividend equivalent units (“DEUs”) are subject to the same vesting schedule as the underlying award. The vesting of PRSU awards accelerates upon certain events of employment termination, as described under “Potential Payments Upon Termination or Change-in-Control” later in this section.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The MIP permits the “clawback” of any cash incentive awards, and the Company’s equity agreements permit the clawback of awards granted pursuant to the MIP and LTIP if the Compensation Committee determines, within three years of the date of the award, that certain conduct has occurred. Generally, under the terms of the clawback provisions, an executive who is involved in fraud or willful misconduct that results in a restatement of the Company’s financial statements or who commits an act of fraud, negligence or breach of fiduciary duty resulting in material loss, damage or injury to the Company can be required to: (1) forfeit and transfer to the Company, at no cost to the Company, any unvested equity awards and any shares of common stock issued in connection with vested equity awards and (2) repay to the Company any cash incentive awarded under the MIP or any gain realized from the disposition of any such shares of common stock awarded under the LTIP. The board of directors adopted the clawback policy to prevent executives from unjustly benefiting from certain wrongful conduct.

The Compensation Committee believes that the clear performance measures and specific targets used by the

Company ensure a strong, team-oriented, pay-for-performance philosophy. Our compensation plans are designed to permit the full incentive payments to executive officers to qualify as performance-based compensation under section 162(m) of the Code.

Fiscal Year 2016

For fiscal year 2016, 60% of the initial measurement of results under the annual incentive plan was based on EPS, a key measure of the Company’s short-term financial performance. The remaining 40% was based on the quantitative CEO goals: (1) market share of client revenue trades among the Company’s primary publicly traded competitors (16%) and (2) net new client assets (24%). Both quantitative CEO goals impact the Company’s long-term financial performance and support its long-term strategic goals. All three metrics are intended to incentivize management to drive Company performance in alignment with long-term stockholder interests. The goals and corresponding payout percentages for each of these measures are summarized below:

Goals	Target	Actual Results(1)	Unadjusted Payout Percentage	Weight	Weighted Payout Percentage	Qualitative Adjustments	Adjusted Payout Percentage

EPS	$1.60	$1.58	138%	60%	82.8%	0.0%	82.8%

CEO goals:

Market share – client revenue trades	50.2%	51.7%	215%	16%	34.4%
Net new client assets (dollars in billions)	$55.4	$60.3	166%	24%	39.7%

Subtotal – CEO goals				40%	74.1%	(15.3)%	58.8%

Totals				100%	156.9%	(15.3)%	141.6%

Negative discretion:

Qualitative considerations (0% to 40%)							(20.0)%
Individual performance (0% to 40%)							(20.0)%

Final payout percentage(2)							101.6%

(1)	In aggregate, EPS and CEO Goals funding can range from 0% to 200%, while individually the EPS and CEO Goal metrics may fund between 0% to 240% within the following performance ranges: EPS from $0.20 to $2.60, market share of client revenue trades relative to competitors from 47.4% to 52.2% and net new client assets from $28.8 billion to $74.4 billion.

(2)	Final payout percentage is capped at 200%.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Qualitative downward adjustments to the quantitative CEO goal results were made to account for performance of long-term qualitative goals, resulting in funding for the CEO goals of 58.8%. Accordingly, under the terms of the annual incentive program for fiscal year 2016, the Compensation Committee approved annual incentive awards equal to 141.6% of the target annual incentive, subject to the exercise of up to 40% negative discretion for EPS and the CEO goals, up to 40% negative discretion for individual performance goals and further negative discretion based on other qualitative factors determined by the Compensation Committee. The Compensation Committee did not utilize a formula for qualitative considerations or individual performance assessment, as it does with EPS and the quantitative CEO goals, in determining the amount of negative discretion to apply. The qualitative considerations used in fiscal year 2016 to determine the appropriate amount, if any, of qualitative adjustments and negative discretion to be used consisted of, but were not limited to, the following key corporate performance goals: grow third revenue stream, leverage relationship with TD, client experience, progress on strategic initiatives, associate engagement and delivering superior stockholder return. The Compensation Committee decided that significant strides were accomplished in fiscal year 2016 on reaching the qualitative CEO goals and applied 20.0% negative discretion, reducing the maximum incentive award funding to 121.6% for each of the named executive officers. The Compensation Committee then used its judgment to measure the individual performance of each of these named executive officers in order to determine the amount of any additional negative discretion to employ. After all negative discretion was applied, actual incentive awards, as summarized in the table below, were 101.6% of target for each of the named executive officers.

Management was rewarded in fiscal year 2016 for successfully executing on the Company’s business strategy, which resulted in a record EPS and average client trades per day for the fiscal year. The fiscal year 2016 annual incentive awards consisted of a cash component and an equity component for each named executive officer except Messrs. Tomczyk and Adams, whose annual incentive awards were paid entirely in cash.

The following table sets forth total cash and equity compensation earned by our named executive officers for service during fiscal 2016, including base salary, actual awards earned under the fiscal year 2016 annual incentive, and other equity awards.

		Annual Incentive
				Total
Name	Base Salary ($)	Cash Incentive ($)	Equity Incentive(3) ($)	($)	% of Target	Additional Annual Award ($)	Total Annual Compensation ($)	Special Option Awards ($)	Special Stock Awards ($)

Fredric J. Tomczyk	1,000,000	6,096,000	—	6,096,000	101.6%	—	7,096,000	—	—

Stephen J. Boyle	400,000	685,800	685,800	1,371,600	101.6%	—	1,771,600	—	—

Tim Hockey (1)	562,500	1,466,850	3,733,800	5,200,650	101.6%	—	5,763,150	3,100,000	5,100,000

J. Thomas Bradley, Jr.(2)	500,000	1,270,000	1,270,000	2,540,000	101.6%	—	3,040,000	—	1,000,000

Thomas A. Nally(2)	500,000	863,600	863,600	1,727,200	101.6%	—	2,227,200	—	250,000

Marvin W. Adams	500,000	3,048,000	—	3,048,000	101.6%	1,000,000	4,548,000	—	—

(1)

For Mr. Hockey’s service during fiscal year 2016, TD has agreed to reimburse the Company for a portion of his fiscal year 2016 cash incentive. The Company will receive $266,700 from TD for Mr. Hockey’s fiscal 2016 cash incentive based on two months of service with TD. Upon the commencement of Mr. Hockey’s employment, in

EXECUTIVE COMPENSATION AND RELATED INFORMATION

order to replace equity compensation he forfeited from his prior employer, he was granted a special award of stock options valued at $3.1 million with pro-rata annual vesting over four years and a special award of RSUs valued at $5.1 million that vest in full on the fifth anniversary of the grant date.

(2)	On November 6, 2015, in order to provide an additional retention incentive, the Compensation Committee approved an additional award of RSUs to Mr. Bradley with a value of $1 million, with vesting on the fifth anniversary of the grant date, and an additional award of RSUs to Mr. Nally with a value of $250,000, with vesting on the third anniversary date.

(3)	The fiscal year 2016 equity incentive awards for each of these named executive officers were granted solely in the form of PRSUs. Because the equity incentive awards were granted in fiscal year 2017, they are not included in the Summary Compensation Table or the Grants of Plan-based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this section. As described above, the equity incentive awards are subject to a three-year cliff vesting period and may be further adjusted up or down 20% based on the Company’s cumulative three-year TSR relative to the components of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant (subject to adjustment for DEUs).

5.    Stock Ownership Guidelines and Anti-Hedging Policy

The Compensation Committee and the board of directors strongly believe that senior executives should own a significant amount of Company common stock. This provides a direct and continuing alignment of financial interests between executives and stockholders.

The stock ownership guidelines for current named executive officers are as follows:

•	ten times base salary for Mr. Hockey and

•	five times base salary for Messrs. Boyle, Bradley and Nally.

None of these executive officers are permitted to sell any equity interest in the Company until they meet their respective stock ownership guidelines, after which the chief executive officer must obtain prior approval from the Compensation Committee and all other senior executives must obtain prior approval from the chief executive officer. Mr. Tomczyk agreed to maintain stock ownership under these guidelines until September 30, 2018 (two years post retirement). The Company considers any stock held without restrictions, unvested RSUs and PRSUs, vested but unexercised in-the-money stock options, deferred compensation that will settle in common stock and common stock held under the Company’s 401(k) plan in determining whether the stock ownership guidelines have been met. All current named executive officers have met the stock ownership guidelines.

The Company does not allow any of its employees to enter into hedging transactions involving its common stock.

6.    Change in Control and Severance Provisions

Our senior executive team has been instrumental to the success of the Company, and we believe it is important to provide certain benefits to them in the event of a change in control. We believe that the interests of our stockholders are best served if the interests of senior management are aligned with them, and providing change in control benefits should minimize any reluctance of senior management to pursue change in control transactions that may be in the best interest of our stockholders. Equity awards under the MIP will vest and settle as soon as practicable following termination of employment by the Company for any reason, other than for cause, within 24 months after a change in control. Our executive officers are not entitled to any other benefits upon a change in control. Rather, our employment arrangement with Mr. Hockey and our

EXECUTIVE COMPENSATION AND RELATED INFORMATION

executive compensation practices (described later in this section under “Potential Payments Upon Termination or Change-in-Control”) require a termination of employment without cause or resignation with good reason in connection with or following a change in control for any benefits to apply. We utilize this dual-trigger change in control provision because we believe that triggering payments simply upon a change in control is not in the Company’s or stockholders’ best interests.

7.    Tax Treatment

The Compensation Committee designs certain components of executive compensation with the intent of preserving income tax deductibility under section 162(m) of the Code. Section 162(m) generally disallows any compensation deduction in excess of $1 million annually that is not qualified, performance-based compensation. The limitation applies to compensation paid to individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer).

The cash bonuses paid and stock-based awards granted to executive officers under the MIP are intended to be fully deductible under section 162(m). In addition, the Company has adopted a policy that stock-based awards granted to its executive officers should generally be made pursuant to plans that the Company believes satisfy the requirements of section 162(m). However, the Compensation Committee retains discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, to the extent consistent with the Company’s compensation philosophy, may approve compensation that is not fully deductible.

8. Actions Since End of Fiscal Year 2016

The table below summarizes PRSUs granted to our named executive officers since the end of fiscal year 2016. Because these grants were made in fiscal year 2017, they are not included in the Summary Compensation Table or the Grants of Plan-based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this section.

	Fiscal 2016 Equity Incentive
Name	Amount Earned ($)	Number of Units (#)	Grant Date Fair Value ($)

Fredric J. Tomczyk(1)	—	—	—

Stephen J. Boyle	685,800	19,119	803,380

Tim Hockey	3,733,800	104,092	4,373,946

J. Thomas Bradley, Jr.	1,270,000	35,405	1,487,718

Thomas A. Nally	863,600	24,075	1,011,632

Marvin W. Adams(1)	—	—	—

(1)	Pursuant to the provisions of Messrs. Tomczyk’s and Adams’ separation and release of claims agreements, their compensation for fiscal year 2016 was paid in cash, rather than a combination of cash and equity.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The number of PRSUs granted was determined by dividing the dollar amount earned by $35.87, the average of the high and low price of the Company’s common stock for the 20 trading days ended November 22, 2016. These awards are subject to a three-year cliff vesting period and may be further adjusted up or down 20% based on the Company’s cumulative three-year TSR relative to the components of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant (subject to adjustment for DEUs). The grant date fair value for accounting purposes was determined based upon a Monte Carlo analysis whereby the stock prices of the Company and the selected peer group companies were simulated using correlated Geometric Brownian motion paths in order to estimate the Company’s total expected shareholder return rank within the peer group index and the corresponding percent of PRSUs that are estimated to be earned per the PRSU agreement. The grant date fair value on November 22, 2016 was $42.02.

In consideration of the Company’s annual executive compensation market review, discussed under “Elements of Compensation” above, the Compensation Committee approved the fiscal year 2017 target annual compensation for each named executive officer as follows:

Name	Base Salary ($)	Target Cash Incentive ($)	Target Equity Incentive ($)	Total Target Incentive ($)	Targeted Overall Compensation ($)

Tim Hockey(1)	1,000,000	1,725,000	4,025,000	5,750,000	6,750,000

Stephen J. Boyle(2)	450,000	775,000	775,000	1,550,000	2,000,000

J. Thomas Bradley, Jr.(3)	500,000	1,350,000	1,350,000	2,700,000	3,200,000

Thomas A. Nally(4)	500,000	1,000,000	1,000,000	2,000,000	2,500,000

(1)	Mr. Hockey’s base salary was increased from $750,000 to $1 million and his annual target incentive compensation was increased from $5.25 million to $5.75 million, which continues to be comprised of 30% cash and 70% equity.

(2)	Mr. Boyle’s base salary was increased from $400,000 to $450,000 and his annual target incentive compensation was increased from $1.35 million to $1.55 million, which continues to be comprised of 50% cash and 50% equity.

(3)	Mr. Bradley’s annual target incentive compensation was increased from $2.5 million to $2.7 million, which continues to be comprised of 50% cash and 50% equity.

(4)	Mr. Nally’s annual target incentive compensation was increased from $1.7 million to $2 million, which continues to be comprised of 50% cash and 50% equity.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The H.R. and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” of this Proxy Statement with TD Ameritrade’s management. Based on that review and those discussions, the H.R. and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into TD Ameritrade’s Annual Report on Form 10-K for its 2016 fiscal year.

Wilbur J. Prezzano, Chairman

Bharat B. Masrani

Mark L. Mitchell

Allan R. Tessler

Compensation Committee Interlocks and Insider Participation

Messrs. Prezzano, Cook, Masrani, Mitchell and Tessler served as members of the Compensation Committee during fiscal 2016. During fiscal 2016, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table For Fiscal Years 2016, 2015 and 2014

The following table provides information about compensation earned during fiscal 2016, 2015 and 2014 by Mr. Tomczyk, who served as our chief executive officer through September 30, 2016, Mr. Boyle, our chief financial officer, our other three most highly compensated executive officers who were serving as executive officers as of September 30, 2016 and one additional individual who would have been among the other three most highly compensated executive officers except that he was not serving as an executive officer as of September 30, 2016. We refer to these individuals as our named executive officers. Mr. Tomczyk retired from the Company on September 30, 2016. Mr. Boyle became an executive officer during fiscal 2015 and Mr. Hockey became an executive officer during fiscal 2016. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that is available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Fredric J. Tomczyk Chief Executive Officer	2016	1,000,000	4,260,963	—	6,096,000	14,726	11,371,689
	2015	1,000,000	4,727,806	—	1,814,400	23,256	7,565,462
	2014	1,000,000	4,459,130	—	2,023,200	19,580	7,501,910

Stephen J. Boyle Executive Vice President, Chief Financial Officer	2016	400,000	684,779	—	685,800	124,923	1,895,502
	2015	96,923	2,881,535	—	680,400	30,254	3,689,112

Tim Hockey President	2016	562,500	4,435,944	3,100,002	1,466,850	130,596	9,695,892

J. Thomas Bradley, Jr. Executive Vice President, Retail Distribution	2016	500,000	2,122,455	—	1,270,000	86,337	3,978,792
	2015	500,000	1,238,254	—	1,108,800	23,962	2,871,016
	2014	500,000	1,251,302	—	1,236,400	20,745	3,008,447

Thomas A. Nally Executive Vice President, Institutional Services	2016	500,000	1,037,877	—	863,600	21,224	2,422,701
	2015	450,000	872,422	—	781,200	19,994	2,123,616
	2014	450,000	796,272	—	871,100	19,560	2,136,932

Marvin W. Adams Former Executive Vice President, Chief Operating Officer	2016	500,000	2,528,274	—	3,048,000	1,310,470	7,386,744
	2015	500,000	2,690,007	—	1,512,000	258,781	4,960,788
	2014	500,000	2,742,317	—	1,686,000	218,252	5,146,569

(1)	The amounts in these columns represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 for RSUs and options granted during the fiscal year. For a discussion of the underlying assumptions used and for further discussion of the Company’s accounting for its equity compensation plans, see the following sections of the Company’s Form 10-K for the fiscal year ended September 30, 2016:

•	Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements

EXECUTIVE COMPENSATION AND RELATED INFORMATION

—	Note 1. Nature of Operations and Summary of Significant Accounting Policies –Stock-based Compensation

—	Note 11. Stock-based Compensation

(2)	The amounts in this column include the cash component of the annual incentive awards earned under the MIP. Fiscal year 2016 compensation for Messrs. Tomczyk and Adams was paid in cash, rather than a combination of cash and equity (see “Potential Payments Upon Termination or Change-in-Control” section for details on Messrs. Tomczyk’s and Adams’ separation and release of claims agreements). For Mr. Hockey’s service during fiscal year 2016, TD has agreed to reimburse the Company for a portion of his fiscal year 2016 cash incentive. The Company will receive $266,700 from TD for Mr. Hockey’s fiscal 2016 cash incentive based on two months of service with TD.

(3)	The amounts in this column are summarized in the following table:

Name	Year	Income Taxes Reimbursed ($)	Employer Cash Contributions to Company’s Qualified 401(k) Profit Sharing Plan ($)	Other(a) ($)	Total ($)
Fredric J. Tomczyk	2016	—	—	14,726	14,726
	2015	—	—	23,256	23,256
	2014	—	—	19,580	19,580
Stephen J. Boyle	2016	60,221	11,422	53,280	124,923
	2015	17,369	—	12,885	30,254
Tim Hockey	2016	73,223	4,759	52,614	130,596
J. Thomas Bradley, Jr.	2016	33,776	20,595	31,966	86,337
	2015	4,072	19,890	—	23,962
	2014	1,206	19,539	—	20,745
Thomas A. Nally	2016	629	20,595	—	21,224
	2015	104	19,890	—	19,994
	2014	21	19,539	—	19,560
Marvin W. Adams	2016	150,300	20,595	1,139,575	1,310,470
	2015	123,865	19,890	115,026	258,781
	2014	102,900	19,539	95,813	218,252

(a)	The fiscal year 2016 amount for Mr. Tomczyk consists of personal transportation costs and security system costs. The fiscal year 2016 amounts for Messrs. Boyle and Hockey consist of housing costs. The fiscal year 2016 amount for Mr. Bradley consists of club membership dues of $25,120, security system costs and gym membership fees. Pursuant to a separation and release of claims agreement, the fiscal year 2016 amount for Mr. Adams includes a cash award of $1 million, representing the value of the RSU award he would have received for fiscal year 2016. The fiscal year 2016 amount for Mr. Adams also includes housing costs of $106,247, a commuting allowance and security system costs.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Grants of Plan-based Awards During Fiscal Year 2016

The following table summarizes equity awards granted to our named executive officers in fiscal year 2016 under our LTIP. Equity awards granted in fiscal year 2017 for services rendered in fiscal year 2016 are summarized in the Compensation Discussion and Analysis under the heading “Actions Since End of Fiscal Year 2016.”

Name	Grant Date		Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Fredric J. Tomczyk(1)	11/25/2015	(3)	116,788			4,260,963

Stephen J. Boyle	11/25/2015	(3)	18,769			684,779

Tim Hockey	1/21/2016	(4)	158,533			4,435,944

	1/21/2016	(4)		503,247	27.97	3,100,002

J. Thomas Bradley, Jr.	11/25/2015	(3)	30,587			1,115,954

	11/25/2015	(5)	27,587			1,006,501

Thomas A. Nally	11/25/2015	(3)	21,550			786,243

	11/25/2015	(5)	6,897			251,634

Marvin W. Adams(2)	11/25/2015	(3)	41,710			1,521,773

	11/25/2015	(6)	27,587			1,006,501

(1)	Mr. Tomczyk’s equity award agreements and his separation and release of claims agreement provide for accelerated vesting of all unvested RSUs as of the date of his retirement, October 1, 2016, with settlement to occur on April 3, 2017.

(2)	Mr. Adams’ equity award agreements and his separation and release of claims agreement provide for accelerated vesting of all unvested RSUs as of the date of his resignation, December 1, 2016, with settlement to occur on June 2, 2017.

(3)	These RSUs represent the equity component of the fiscal year 2015 annual incentive award. The Company measures the fair value of the RSUs based upon the volume-weighted average market price, or VWAP, of the underlying common stock as of the date of the grant. The VWAP on November 25, 2015 was $36.4846 per share. The RSUs vest in full on the third anniversary of the grant date, subject to the named executive officer’s continued employment with the Company through such date, except for Mr. Adams’ RSUs awards, which vested in full on December 1, 2016 as described in footnote (2) above. RSU awards are automatically increased by the number of units equivalent to the value of any cash dividends paid by the Company while the awards are outstanding (“dividend equivalent units”). Dividend equivalent units are subject to the same vesting schedule as the underlying award.

(4)

Upon the commencement of Mr. Hockey’s employment with the Company, in order to replace equity compensation he forfeited from his prior employer, he was granted special awards of RSUs and nonqualified stock options on January 21, 2016. The fair value of the RSUs at the date of grant was $27.9812 per share (VWAP of the underlying common stock as of the date of grant). The RSUs vest in full on the fifth anniversary of the grant date, subject to his continued employment with the Company through such date. This RSU award is

EXECUTIVE COMPENSATION AND RELATED INFORMATION

eligible to receive dividend equivalent units as described in footnote (3) above. The grant date fair value of the stock options award reflects the per option fair value of $6.16, as calculated using the Black-Scholes-Merton valuation model. The stock options will vest in four equal installments on January 21, 2017, 2018, 2019 and 2020, subject to the named officer’s continued employment with the Company through each such date, and will expire 10 years from the grant date.

(5)	These RSUs represent additional equity awards granted on November 25, 2015 at a fair value of $36.4846 per share (VWAP of the underlying common stock as of the grant date). Messrs. Bradley’s and Nally’s RSUs vest in full on the fifth anniversary and the third anniversary of the grant date, respectively, subject to the named executive officer’s continued employment with the Company through such dates. These RSU awards are eligible to receive dividend equivalent units as described in footnote (3) above.

(6)	These RSUs represent an additional annual equity award granted on November 25, 2015 at a fair value of $36.4846 per share (VWAP of the underlying common stock as of the grant date). The RSUs vested in full on December 1, 2016 as described in footnote (2) above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Outstanding Equity Awards at September 30, 2016

The following table provides information on the current holdings of stock option and stock awards by our named executive officers. This table includes unexercised and unvested option awards, unvested RSUs and unvested dividend equivalent units associated with the outstanding RSU awards. The vesting schedule is shown for each grant in the footnotes to the table. The market value of the stock awards is based on $35.24, the closing market price of the Company’s common stock on September 30, 2016 (the last business day of fiscal year 2016).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Vesting Date

Fredric J. Tomczyk	1,150,000			$18.21	5/15/2018

	109,769			$19.91	11/24/2019

						161,081	5,676,494	10/1/2016	(2)

						142,098	5,007,534	10/1/2016	(2)

						118,837	4,187,816	10/1/2016	(2)

Stephen J. Boyle	None					81,887	2,885,698	7/8/2018	(3)

						19,097	672,978	11/25/2018	(3)

Tim Hockey		503,247	(1)	$27.97	1/21/2026

						161,315	5,684,741	1/21/2021	(4)

J. Thomas Bradley, Jr.	None					45,198	1,592,778	11/26/2016	(3)

						37,215	1,311,457	11/25/2017	(3)

						31,122	1,096,739	11/25/2018	(3)

						28,070	989,187	11/25/2020	(4)

Thomas A. Nally	None					28,756	1,013,361	11/26/2016	(3)

						26,218	923,922	11/25/2017	(3)

						21,926	772,672	11/25/2018	(3)

						7,017	247,279	11/25/2018	(3)

Marvin W. Adams	None					61,636	2,172,053	11/26/2016	(3)

						37,421	1,318,716	11/26/2016	(3)

						50,747	1,788,324	12/1/2016	(5)

						30,099	1,060,689	12/1/2016	(5)

						42,441	1,495,621	12/1/2016	(5)

						28,070	989,187	12/1/2016	(5)

(1)	These nonqualified stock options vest in four equal installments on January 21, 2017, 2018, 2019 and 2020, subject to Mr. Hockey’s continued employment with the Company through such dates.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

(2)	Mr. Tomczyk’s equity award agreements and his separation and release of claims agreement provide for accelerated vesting of all unvested RSUs as of the date of his retirement, October 1, 2016, with settlement to occur on April 3, 2017.

(3)	RSUs vest in full on the third anniversary of the grant date, subject to the named executive officer’s continued employment with the Company through such date.

(4)	RSUs vest in full on the fifth anniversary of the grant date, subject to the named executive officer’s continued employment with the Company through such date.

(5)	Mr. Adams equity award agreements and his separation and release of claims agreement provide for accelerated vesting of all unvested RSUs as of the date of his resignation, December 1, 2016, with settlement to occur on June 2, 2017.

Option Exercises and Stock Vested During Fiscal Year 2016

The following table summarizes stock awards that vested for the named executive officers during fiscal year 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Fredric J. Tomczyk	335,872	12,390,318

Stephen J. Boyle	—	—

Tim Hockey	—	—

J. Thomas Bradley, Jr.	128,595	4,743,870

Thomas A. Nally	63,061	2,326,320

Marvin W. Adams	158,202	5,836,072

Potential Payments Upon Termination or Change-in-Control

Introduction and Overview

The Company has entered into employment agreements with Messrs. Hockey and Boyle, our current named executive officers. The Company has also entered into an employment agreement with Mr. Tomczyk and separation and release of claims agreements with Messrs. Tomczyk and Adams. Messrs. Bradley and Nally do not have employment agreements. The employment agreements and certain compensation plans and award agreements require the Company to provide compensation and benefits to the executives in the event of a termination of employment, including in connection with a change in control of the Company. Payments are not triggered simply upon the occurrence of a change in control. Rather, our executives will only receive change in control benefits if their employment is terminated in certain instances following a change in control.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Plans and Award Agreements

Under the MIP, in the event of death or disability prior to the payment of a scheduled award, compensation will be paid to the executive’s estate or other authorized person. Under the PRSU and RSU award agreements, the consequences of death, disability, retirement, termination without cause and change in control are:

Triggering Event	Consequence

Death or disability	RSU award vests in full and settles as soon as practicable PRSU award vests in full and settles based on target performance as soon as practicable

Retirement	RSU award vests in full and settles as soon as practicable PRSU award continues to vest and settles based on actual performance

Termination without cause	RSU award is prorated through the date of termination and then settles as soon as practicable PRSU award is prorated through the date of termination and then settles based on actual performance

Change in control

RSU award vests in full and settles as soon as practicable following termination by the Company for any reason, other than cause, within 24 months after a change in control

PRSU award continues to vest in accordance with its terms and settles based on actual performance following termination by the Company for any reason, other than cause after a change in control

In addition, in accordance with the Company’s executive compensation practices, unless otherwise specified in an employment agreement, named executive officers will generally receive the following severance benefits upon any termination by the Company without cause or a resignation by the executive for good reason following a change in control: (a) four weeks of base salary for each completed year of service, up to a maximum of 104 weeks, (b) four weeks of annual cash incentive for each completed year of service, up to a maximum of 104 weeks, calculated based on target performance and (c) continued Company-paid employer portion of premium costs for medical and dental coverage for a period equal to four weeks for each completed year of service, up to a maximum of 78 weeks.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Employment Agreements of Named Executive Officers

President and Chief Executive Officer – Tim Hockey

On November 9, 2015, Mr. Hockey entered into an employment agreement under which he became the Company’s president effective January 2, 2016 and chief executive officer effective October 1, 2016. Following is a brief summary of certain terms of his employment agreement.

Hockey Employment Agreement
Provision	Summary

Position	President, effective January 2, 2016 Chief Executive Officer, effective October 1, 2016

Term

Initial term of five years commencing January 2, 2016

•  Annual re-appointment as CEO by the approval of at least two-thirds of the board of directors during the initial term or renewal thereof

•  Automatic renewal for additional terms of one-year each after the initial term

•  Written notice of non-renewal may be provided by the Company or Mr. Hockey at least six months before expiration

•  Written notice of voluntary retirement by Mr. Hockey at least six months before his resignation

Base Salary	$750,000 per year, and increased by the Compensation Committee to $1,000,000 beginning with fiscal year 2017

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $1,575,000 for fiscal year 2016, and increased by the Compensation Committee to $1,725,000 beginning with fiscal year 2017

Equity Compensation

Participation in LTIP

•  Annual equity award with a target of $3,675,000 for fiscal year 2016, and increased by the Compensation Committee to $4,025,000 beginning with fiscal year 2017

•  Special equity award of 158,533 RSUs (granted on January 21, 2016 and scheduled to vest in full on January 21, 2021)

•  Special equity award of 503,247 stock options (granted on January 21, 2016 and scheduled to vest in four equal installments on January 21, 2017, 2018, 2019 and 2020)

Air Travel	Mr. Hockey is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company.

Car Service	Mr. Hockey is entitled to Company-paid car service transportation to and from work and when traveling by ground transportation on Company-related business.

Excise Tax	If benefits provided to Mr. Hockey constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then severance benefits may be paid in a lesser amount that would result in no portion being subject to the excise tax, if such reduction would result in the receipt, on an after-tax basis, of a greater amount of severance benefits.

Conditions to Receipt of Termination Payments and Benefits	As a condition to Mr. Hockey receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition, non-solicitation and mutual non-disparagement covenants and share ownership requirements. The non-competition and non-solicitation covenants and the share ownership requirements cover a period of two years from the date of termination.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Definitions Under Mr. Hockey’s Employment Agreement

“Good Reason” means Mr. Hockey’s resignation within 30 days following the expiration of any Company cure period following the occurrence of one or more of the following, without Mr. Hockey’s express written consent:

•	a significant reduction of Mr. Hockey’s duties, position, or responsibilities, relative to his duties, position, or responsibilities in effect immediately prior to such reduction;

•

a material reduction in the kind or level of employee benefits to which Mr. Hockey is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•

a reduction in Mr. Hockey’s base salary or annual MIP incentive award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, or annual award by a percentage reduction of 10% or less in the aggregate;

•	a material change in the geographic location of Mr. Hockey’s primary office location, other than to a facility or location less than 25 miles from his primary office location;

•	the failure of the Company to obtain the assumption of his employment agreement by a successor; and

•	absent Cause, the board’s failure to re-appoint Mr. Hockey as CEO on an annual basis.

“Cause” means the occurrence of any of the following:

•	conviction of, or plea of nolo contendere to, a felony that the board reasonably believes has had or will have a material detrimental effect to the Company’s reputation or business;
•

any act of personal dishonesty by Mr. Hockey in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in his substantial personal enrichment;

•	a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business;

•

willful, substantial and continuing failure to perform the reasonable duties of Mr. Hockey’s position for a period of at least 30 days following written notice from the board which describes the basis for the board’s belief that he has not substantially performed his reasonable duties for reasons other than illness or incapacity;

•

being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability); willful misconduct, gross negligence, fraud or embezzlement, in each case that results in substantial, material harm to the Company;

•

(1) obstructing or impeding, (2) endeavoring to influence, obstruct or impede, or (3) failing to materially cooperate with, any investigation authorized by the board or any governmental or self-regulatory entity; however, failure to waive attorney-client privilege relating to communications with Mr. Hockey’s own attorney in connection with any such investigation will not constitute cause; and

•

disqualification or bar by any governmental or self- regulatory authority from serving in the capacity contemplated by his employment agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Company if (1) the disqualification, bar or loss continues for more than 30 days and (2) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Vice President, Chief Financial Officer – Stephen J. Boyle

On March 25, 2015, Mr. Boyle entered into a term sheet agreement to become the Company’s executive vice president, finance effective July 1, 2015 and chief financial officer effective October 1, 2015. Following is a brief summary of certain terms of his agreement.

Boyle Term Sheet
Provision	Summary

Position	Executive Vice President, Finance, effective July 1, 2015 Executive Vice President, Chief Financial Officer, effective October 1, 2015

Base Salary	$400,000 per year, and increased by the Compensation Committee to $450,000 beginning with fiscal year 2017

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $675,000, and increased by the Compensation Committee to $775,000 beginning with fiscal year 2017

Equity Compensation

Participation in LTIP

•  Special equity award of 79,767 RSUs (granted July 8, 2015 and scheduled to vest in full on July 8, 2018)

•  Annual equity award with a target of $675,000, and increased by the Compensation Committee to $775,000 beginning with fiscal year 2017

Conditions to Receipt of Termination Payments and Benefits	As a condition to Mr. Boyle receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition and non-solicitation covenants for a period of two years from the date of termination.

Definitions Under Mr. Boyle’s Term Sheet

“Cause” means the occurrence of any of the following:

•

the failure by Mr. Boyle to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure;

•	the willful engaging by Mr. Boyle in conduct which is materially injurious to the Company, monetarily or otherwise;
•

misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Mr. Boyle’s credibility or reputation no longer conforms to the standard of the Company’s executives; or

•	Mr. Boyle’s breach of any restrictive covenants to which he is subject.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Employment Agreement and Separation and Release of Claims Agreement

Former President and Chief Executive Officer – Fredric J. Tomczyk

On November 9, 2015, Mr. Tomczyk announced his intention to retire from the Company on September 30, 2016, and subsequently entered into a separation and release of claims agreement. Following is a brief summary of certain terms of his employment agreement and separation agreement, which included a release of claims in favor of the Company.

Provision	Summary

Fiscal Year 2016 Annual Incentive	Payment of annual incentive compensation for fiscal 2016 entirely in cash, for which the actual payout was $6,096,000 in October 2016

Equity Compensation

Accelerated vesting of all unvested RSU awards as of the date of his retirement, with settlement to occur in April 2017

•  Fiscal 2013 annual incentive RSU award granted November 26, 2013 (161,081 units as of September 30, 2016)

•  Fiscal 2014 annual incentive RSU award granted November 25, 2014 (142,098 units as of September 30, 2016)

•  Fiscal 2015 annual incentive RSU award granted November 25, 2015 (118,837 units as of September 30, 2016)

Vested stock options will remain exercisable through the expiration of the maximum terms as specified in the applicable stock option agreements.

Relocation and Tax Preparation	Upon Mr. Tomczyk’s retirement, he is entitled to receive reimbursement of reasonable moving expenses to relocate to Canada and reimbursement of reasonable personal tax preparation costs for the tax year of relocation.

Conditions to Receipt of Termination Payments and Benefits	As a condition to Mr. Tomczyk receiving payments, he is required to abide by non-competition, non-solicitation and non-disparagement covenants and share ownership requirements. The non-competition and non-solicitation covenants and the share ownership requirements cover a period of two years from the date of retirement.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Table – Potential Payments Upon Termination or Change-in-Control

The following table summarizes potential payments upon termination or change in control for the named executive officers who were still serving as executive officers as of September 30, 2016. The amounts presented for Mr. Tomczyk represent actual payments to be made pursuant to his employment agreement and separation and release of claims agreement. Each of the named executive officers will only be entitled to receive change in control benefits if his employment is terminated without cause or he resigns with good reason in connection with or following a change in control. “Cause” and “Good Reason,” where applicable, are defined above in the summary of employment agreements for Messrs. Hockey and Boyle. Except as specifically indicated in the footnotes to the table below, we used the following assumptions in calculating the amounts included the table and discussion below:

•

As required by SEC rules, we assume the triggering event causing the payment occurred on September 30, 2016, the last business day of our last completed fiscal year, and the price per share of the common stock of the Company was $35.24, the closing market price on that date.

•

We treat all amounts of base salary and annual cash incentive that were earned and accrued, including unused vacation, as of the date of the triggering event as paid immediately prior to the triggering event.

Name	Event of Termination	Salary, Bonus and Severance ($)		Stock-based Awards ($)		Other Benefits and Perquisites ($)		Total (S)

Fredric J. Tomczyk	Retirement	—		14,871,844	(3)	50,000	(7)	14,921,844

Stephen J. Boyle	Termination in connection with a change in control	1,571,154	(1)	4,232,430	(4)	6,803	(8)	5,810,387

	Termination without cause	1,571,154	(1)	961,911	(5)	6,803	(8)	2,539,868

	Death or disability	—		4,232,430	(4)	—		4,232,430

Tim Hockey	Termination without cause or resignation for good reason (including following a change in control), death or disability	6,187,500	(2)	13,011,550	(6)	22,185	(9)	19,221,235

J. Thomas Bradley, Jr.	Termination without cause following a change in control	3,500,000	(1)	6,237,833	(4)	31,304	(10)	9,769,137

	Termination without cause	3,500,000	(1)	1,499,039	(5)	31,304	(10)	5,030,343

	Death or disability	—		6,237,833	(4)	—		6,237,833

Thomas A. Nally	Termination without cause following a change in control	2,284,616	(1)	3,805,637	(4)	20,721	(10)	6,110,974

	Termination without cause	2,284,616	(1)	983,584	(5)	20,721	(10)	3,288,921

	Death or disability	—		3,805,637	(4)	—		3,805,637

(1)	Represents minimum cash severance payments, in accordance with the applicable employment agreement or the Company’s executive compensation practices, consisting of (a) four weeks of base salary for each completed year of service up to a maximum of 104 weeks and (b) four weeks of annual cash incentive for each completed year of service calculated based on target performance up to a maximum of 104 weeks.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

(2)	Under Mr. Hockey’s employment agreement, this represents a lump sum cash payment equal to (a) 24 months of his current base salary and (b) 24 months of his average annual cash incentive payments for the prior two years (or if payable prior to payment of the second year’s annual cash incentive payment, 75 months of his current base salary). As of September 30, 2016, Mr. Hockey has not received two years of annual cash incentive payments; therefore, (b) above represents 75 months of his current base salary.

(3)	Mr. Tomczyk’s equity award agreements and his separation and release of claims agreement provide for accelerated vesting of all unvested RSU awards as of his retirement date. Amount represents the fair value as of September 30, 2016 of all outstanding RSU awards. Each of Mr. Tomczyk’s vested stock options will remain exercisable through the expiration of the maximum term as specified in the applicable stock option agreements.

(4)	Under the terms and conditions of the applicable RSU and PRSU award agreements, under the LTIP, awards become immediately vested and settle in accordance with the applicable award agreement. Amounts represent the fair value as of September 30, 2016 of all outstanding awards, including any awards for fiscal year 2016 that were granted subsequent to September 30, 2016.

(5)	In accordance with the applicable employment agreement or RSU award agreement, awards are prorated based on the number of 12 month periods which have elapsed since the date of grant and through the date of termination and then the awards vest in accordance with the applicable award agreement. Amounts represent the fair value of the awards as of September 30, 2016, prorated pursuant to the award agreement.

(6)	Under the terms and conditions of Mr. Hockey’s employment agreement or stock option, RSU award and PRSU award agreements, under the LTIP, awards become immediately vested or continue to vest in accordance with the terms of the respective award agreement. Amount represents (a) the fair value as of September 30, 2016 of all outstanding RSU awards, (b) the fair value of the unvested PRSU award for fiscal year 2016 that was granted subsequent to September 30, 2016, and (c) the intrinsic value of unvested stock option awards as of September 30, 2016.

(7)	Mr. Tomczyk’s employment and separation and release of claims agreements provide for reimbursement of estimated costs for moving expenses and personal tax preparation services in connection with Mr. Tomczyk’s relocation to Canada following his retirement.

(8)	Under Mr. Boyle’s term sheet agreement, this represents the estimated employer portion of premium costs for the continuation of medical, vision and dental coverage under COBRA for a period of 12 months after the termination date.

(9)	Under Mr. Hockey’s employment agreement, this represents the estimated employer portion of premium costs for the continuation of medical and dental coverage under COBRA for a period of two years after the termination date.

(10)	Represents the estimated employer portion of premium costs for the continuation of medical, vision and dental coverage under COBRA for a period equal to one month for each completed year of service, up to a maximum of 18 months, in accordance with the Company’s executive compensation practices.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Named Executive Officer No Longer Serving as an Executive Officer as of September 30, 2016

Former Executive Vice President, Chief Operating Officer – Marvin W. Adams

On July 28, 2016, Mr. Adams resigned from the Company effective December 1, 2016. On August 1, 2016, Mr. Adams entered into a separation agreement, which included a release of claims in favor of the Company. From July 28, 2016 until December 1, 2016, Mr. Adams served as a special advisor to Mr. Hockey. His equity award agreements and his separation and release of claims agreement provide for:

Provision	Summary

Base Salary	Continuation of his annual base salary of $500,000 until his resignation on December 1, 2016.

Fiscal Year 2016 Annual Incentive	Payment of annual incentive compensation for fiscal year 2016 entirely in cash, for which the actual payout was $3,048,000 in October 2016.

Cash Award	A cash award of $1,000,000 paid in October 2016, representing the value of RSUs he would have received for fiscal 2016.

Equity Compensation

Accelerated vesting of all unvested RSU awards as of the date of his resignation, with settlement to occur on June 2, 2017

•  Fiscal 2014 annual incentive RSU award granted November 25, 2014 (50,747 units as of September 30, 2016)

•  Additional annual RSU award granted November 25, 2014 (30,099 units as of September 30, 2016)

•  Fiscal 2015 annual incentive RSU award granted November 25, 2015 (42,441 units as of September 30, 2016)

•  Additional annual RSU award granted November 25, 2015 (28,070 units as of September 30, 2016)

Housing Costs	Continuation of his Company-paid housing costs for Mr. Adams’ remaining lease commitment, which will amount to approximately $57,670.

Post-Retirement Benefits	Continued Company-paid employer portion of the premium costs for Mr. Adams continuation of medical, dental and vision coverage under COBRA through June 30, 2017.

Conditions to Receipt of Termination Payments and Benefits	As a condition to receiving the compensation described above, Mr. Adams is required to abide by non-competition, non-solicitation and confidentiality covenants for a period of eight months from the date of resignation.

STOCK OWNERSHIP AND RELATED INFORMATION

Stock Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 527,542,678 shares of common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each of the current executive officers named in the Summary Compensation Table, by current directors and nominees, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock and by all current executive officers and directors of the Company as a group. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Restricted stock units held by our directors and officers and performance restricted stock units held by our officers are included below, but do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units held by our directors and officers are included below, but do not have voting rights until the underlying shares are distributed to the holder pursuant to his or her deferral election. The business address of each of the Company’s directors and executive officers is: TD Ameritrade Holding Corporation, 200 South 108th Avenue, Omaha, Nebraska 68154.

Name	Number of Shares of Common Stock	Percent of Shares of Common Stock
Directors and Executive Officers
Joseph H. Moglia, Chairman	220,000	*
Tim Hockey,(1) President, Chief Executive Officer, Director	391,941	*
Stephen J. Boyle,(2) Executive Vice President, Chief Financial Officer	130,934	*
J. Thomas Bradley, Jr.,(3) Executive Vice President, Retail Distribution	331,729	*
Thomas A. Nally,(4) Executive Vice President, Institutional Services	154,870	*
Lorenzo A. Bettino,(5) Director	8,254	*
V. Ann Hailey,(6) Director	4,129	*
Brian M. Levitt,(7) Director	6,515	*
Karen E. Maidment,(8) Director	60,437	*
Bharat B. Masrani, Director	—	*
Irene R. Miller,(6) Director	4,129	*
Mark L. Mitchell,(9) Director	53,424	*
Wilbur J. Prezzano,(10) Director	107,909	*
Todd M. Ricketts,(11) Director	452,426	*
Allan R. Tessler,(12) Director	76,855	*
All Directors and Executive Officers as a group(13) (17 persons)	2,199,708	*

STOCK OWNERSHIP AND RELATED INFORMATION

Name	Number of Shares of Common Stock	Percent of Shares of Common Stock
5% Stockholders
The Toronto-Dominion Bank(14) Toronto-Dominion Centre P.O. Box 1 Toronto, Ontario, Canada M5K IA2	222,929,287	42.3%
T. Rowe Price Associates, Inc.(15) P.O. Box 89000 Baltimore, MD 21289	65,314,557	12.4%
J. Joe Ricketts,(16) Founder C/O Hugo Enterprises LLC 1395 S. Platte River Drive Denver, CO 80223	36,174,906	6.9%

*	Less than 1% of the issued and outstanding shares.

(1)	Consists of 125,812 shares issuable upon the exercise of options exercisable within 60 days, 162,037 RSUs and 104,092 PRSUs.

(2)	Consists of 10,380 shares held for the benefit of Mr. Boyle in a deferred compensation account under the Company’s Executive Deferred Compensation Program, 101,435 RSUs and 19,119 PRSUs.

(3)	Consists of 199,487 shares held by Mr. Bradley directly, 96,837 RSUs and 35,405 PRSUs.

(4)	Consists of 75,388 shares held by Mr. Nally directly, 55,407 RSUs and 24,075 PRSUs.

(5)	Consists of 4,125 shares held by Mr. Bettino directly and 4,129 RSUs.

(6)	Consists of RSUs.

(7)	Consists of 5,000 shares held by Mr. Levitt directly, 952 RSUs and 563 stock units held in a deferred compensation account for Mr. Levitt.

(8)	Consists of 3,582 shares held by Ms. Maidment directly, 4,129 RSUs and 52,726 stock units held in a deferred compensation account for Ms. Maidment.

(9)	Consists of 21,938 shares held by Mr. Mitchell directly, 4,129 RSUs and 27,357 stock units held in a deferred compensation account for Mr. Mitchell.

(10)	Consists of 56,294 shares held by Mr. Prezzano directly, 4,129 RSUs and 47,486 stock units held in a deferred compensation account for Mr. Prezzano.

(11)	Consists of 169,394 shares held by Mr. Todd M. Ricketts directly, 4,129 RSUs, 7,769 shares held by Mr. Ricketts’ spouse and 271,134 shares held in trusts for the benefit of Mr. Ricketts’ spouse and children.

(12)	Consists of 62,726 shares held by Mr. Tessler directly, 4,129 RSUs and 10,000 shares held by International Financial Group, Inc. Mr. Tessler is chairman, chief executive officer and sole stockholder of International Financial Group, Inc.

(13)	Includes 125,812 shares issuable upon the exercise of options exercisable within 60 days.

STOCK OWNERSHIP AND RELATED INFORMATION

(14)	Based on Schedule 13D/A filed on February 4, 2016 by TD and TD Luxembourg International Holdings S.a.r.l., a wholly-owned subsidiary of TD. Includes 10,000 shares acquired by TD Waterhouse Private Investment Counsel Inc., a wholly-owned subsidiary of TD, for its clients in the ordinary course of its investment management business.

(15)	Based on a Form 13F filed on November 17, 2016 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. claimed sole voting authority with respect to 23,042,779 shares and no voting authority with respect to 42,271,778 shares. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole voting power to vote the securities. For purposes of the 1934 Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(16)	Based on Schedule 13G filed on February 3, 2016 by Mr. J. Joe Ricketts. Does not include 13,708,725 shares held by Mr. Ricketts’ spouse, Marlene M. Ricketts, of which Mr. Ricketts disclaims beneficial ownership.

Stockholders Agreement

Concurrently with entering into the share purchase agreement related to the Company’s acquisition of TD Waterhouse, the Company, the Ricketts holders and TD entered into the Stockholders Agreement. The Stockholders Agreement contains certain governance arrangements and provisions relating to board of directors composition, stock ownership, transfers by TD, voting and various other matters. On December 4, 2013, the Company entered into Amendment No. 5 to the Stockholders Agreement, which extended the term of the Stockholders Agreement until January 24, 2021 and, as of January 24, 2016, the Ricketts holders ceased to be parties to it and subject to any of its terms (the “Ricketts Cessation”).

Governance of TD Ameritrade. The Stockholders Agreement provides that the board of directors of the Company consists of twelve members, five of whom may be designated by TD, one of whom is the chief executive officer of the Company and the remainder of whom are outside independent directors. The outside independent directors are nominated by the OID Committee, subject to TD’s right to reject such nominees on a reasonable basis. The number of directors designated by TD depends on it maintaining specified ownership thresholds of common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five.

On December 22, 2015, Mr. Todd M. Ricketts was elected as a member of the board of directors as an outside independent director, effective February 18, 2016, obviating the requirement under the Stockholders Agreement that Mr. Ricketts resign from the board of directors immediately prior to the 2016 Annual Meeting in connection with the Ricketts Cessation.

In order to accommodate the election of Mr. Hockey as a member of the board of directors concurrent with his employment as president effective January 2, 2016, TD irrevocably waived its right to designate one of its directors. This waiver expired on September 30, 2016, the date Mr. Tomczyk retired as chief executive officer. On October 1, 2016, Brian M. Levitt, a designee of TD, was elected to the board of directors and Mr. Hockey filled the board seat reserved for the chief executive officer. In 2013, the Ricketts holders’ ownership decreased, resulting in a decrease in the number of directors that they were entitled to designate from two to one. The vacancy created by this decrease was filled by Mr. Bettino, an outside independent director, in accordance with the terms of the Stockholders Agreement. In May 2014, Mr. Moglia met the

STOCK OWNERSHIP AND RELATED INFORMATION

requirements for independence and was designated as an outside independent director.

On October 24, 2016, the parties to the Stockholders Agreement entered into a letter agreement amending its terms (the “Amendment Letter”) to accommodate the contemplated appointment of Mr. Riney (or a substitute, as applicable) to the board of directors in connection with the closing of the transactions contemplated by the Merger Agreement. The Amendment Letter terminates upon the earliest of (1) the termination of the Merger Agreement prior to the closing of the merger, (2) the termination of the stockholders agreement to be entered into with Mr. Riney upon the closing of the merger (the “Riney Stockholders Agreement”) and (3) the resignation or removal of any substitute director as required pursuant to the terms of the Riney Stockholders Agreement. For additional information about the Merger Agreement, the Riney Stockholders Agreement and the transactions contemplated thereby, see the Current Report on Form 8-K filed with the SEC on October 28, 2016.

The Stockholders Agreement provides, subject to applicable laws and certain conditions and exceptions, that the Company shall cause each committee of its board of directors to consist of two of the directors designated by TD, and three outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s maintenance of specified ownership thresholds. TD has agreed to vote its shares of common stock in favor of, and the Company agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the Stockholders Agreement.

Share Ownership. TD is permitted to exercise voting rights only with respect to 45% of the outstanding shares of common stock of the Company for the remaining term of the Stockholders Agreement. Under the Stockholders Agreement (beginning January 24, 2016) if the Company’s stock repurchases cause TD’s ownership percentage to exceed 45%, TD shall use reasonable efforts to sell or dispose of such excess stock, subject to TD’s commercial judgment as to the optimal timing, amount and method of sales with a view to maximizing proceeds from such sales. TD has no absolute obligation to reduce its ownership percentage to 45% by the termination of the Stockholders Agreement. However, prior to and following the termination of the Stockholders Agreement, TD will either not vote any such excess stock or, at the discretion of the Company, vote any such excess stock on any matter in the same proportions as all the outstanding shares of stock held by holders other than TD and its affiliates are voted. In no event may the Company repurchase shares of its common stock that would result in TD’s ownership percentage exceeding 47%.

The Stockholders Agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to common stock. Notwithstanding the limitations on TD’s ownership described above, the Stockholders Agreement permits TD to make a non-public proposal to the board of directors to acquire additional shares pursuant to a tender offer or merger for 100% of the outstanding voting securities of the Company and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of common stock not affiliated with TD.

Right to Purchase Securities. TD has the right to purchase up to its respective proportionate share of future issuances of common stock, other than in connection with the Company stock issued as consideration in an acquisition by the Company. If the Company proposes to issue shares as consideration in an acquisition, the Company will discuss in good faith with TD alternative structures in which a portion of such shares would be sold to TD, with the proceeds of such sale used to fund the acquisition.

The Stockholders Agreement further provides that if the Company engages in discussions with a third party that could result in the acquisition by such party of 25% of

STOCK OWNERSHIP AND RELATED INFORMATION

the voting securities or consolidated assets of the Company, the Company must offer TD the opportunity to participate in parallel discussions with the Company regarding a comparable transaction.

Transfer Restrictions. The Stockholders Agreement generally prohibits TD from transferring shares of common stock, absent approval of the OID Committee, to any holder of 5% or more of the outstanding shares of the Company, subject to certain exceptions. As long as TD and the Company constitute the same audit client, TD may not engage the auditor of the Company, and the Company will not engage the auditors of TD, to provide certain non-audit services.

Information Rights. Subject to confidentiality and nondisclosure obligations and as long as it owns at least 15% of the outstanding shares of common stock, TD is entitled to access information regarding the Company’s business, operations and plans as it may reasonably require to appropriately manage and evaluate its investment in the Company and to comply with its obligations under U.S. and Canadian laws.

Obligation to Repurchase Shares. If the Company issues shares of its common stock pursuant to any compensation or similar program or arrangement, then the Company will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants. Subject to specified exceptions, the Stockholders Agreement generally provides that TD and its affiliates may not participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. to retail traders, individual investors and registered investment advisors. If TD acquires indirectly a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to the Company at its appraised fair value determined in accordance with the terms of the

Stockholders Agreement. If the Company decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. TD and its affiliates are permitted under the terms of the Stockholders Agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange. TD also is permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, the Company has agreed that it will not hold or acquire control of a bank or similar depository institution except (1) as a result of a business combination transaction approved by the Company’s board of directors and involving an entity not more than 75% of whose consolidated revenues were generated by one or more insured depository institutions and as to which (a) TD has elected to acquire such entity’s insured depository institutions at a price mutually agreed between the Company and TD, (b) the Company divests or causes the seller to divest completely such insured depository institution before closing, or (c) TD otherwise consents to the business combination transaction with such entity, or (2) in the event that TD does not hold control of any bank or similar depository institution that is able to offer money market deposit accounts to clients of the Company as a designated sweep vehicle or TD has indicated that it is not willing to offer such accounts to clients of the Company through a bank or similar depository institution it controls.

Termination of the Stockholders Agreement. The Stockholders Agreement will terminate in its entirety, upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100% of the common stock, (b) January 24, 2021, (c) the date on which TD’s ownership of common stock falls below approximately 4% of the outstanding voting securities of the Company, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25% of the Company’s common stock, unless the board of

STOCK OWNERSHIP AND RELATED INFORMATION

directors recommends against the offer and continues to take steps to oppose the offer, (e) the approval by the board of directors of a business combination that would result in another party owning more than 25% of the voting securities or consolidated assets of the Company or which would otherwise result in a change of control of the Company, or (f) the acquisition of more than 20% of the voting securities of the Company by a third party. For a period of up to one year following a termination under clause (d), (e) or (f) above, TD will be prohibited from acquiring shares of the Company’s common stock that would cause its aggregate ownership to exceed 45% except pursuant to a tender offer or merger for 100% of the outstanding shares of common stock approved by the holders of a majority of the Company’s outstanding shares of common stock (other than TD). In addition, during that one-year period, the provisions of the Stockholders Agreement relating to the designation of directors and certain other provisions will remain in effect.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16(a) Reporting Persons”) pursuant to the 1934 Act, the Company has identified the following late filing by a Section 16(a) Reporting Person: Mr. Tomczyk had one transaction not reported on a timely basis on one Form 4.

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions. The board of directors has adopted a written Related Party Transactions Policy covering the review and approval or ratification of any transaction, arrangement or relationship involving the Company or any of its subsidiaries, with a value of $120,000 or more per fiscal year, and in which any related party had, has or will have a direct or indirect material interest required to be disclosed under applicable SEC rules. Related parties are our directors, executive officers and any stockholder beneficially owning more than 5% of our common stock or any of their immediate family members. Under the policy, the OID Committee reviews related party transactions and may approve or ratify them only if it is determined that they are in, or not inconsistent with, the best interests of the Company and its stockholders. When reviewing a related party transaction, the OID Committee will consider, among other factors determined to be appropriate, the following factors (to the extent relevant to the related party transaction):

•	whether the terms of the related party transaction are fair to the Company and are no less favorable than terms that would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship.

Nothing in the policy supersedes or modifies any contractual rights or obligations provided in the Stockholders Agreement.

STOCK OWNERSHIP AND RELATED INFORMATION

Transactions with Related Parties

The Company transacts business and has extensive relationships with TD and certain of its affiliates. The following table describes transactions between the Company and related persons, including TD and its affiliates, for fiscal year 2016, or any currently proposed transaction in which the Company was or is to be a participant, in which the amount involved exceeds or could reasonably be expected to exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transaction	Names & Interests of Related Persons	Revenues from and Expenses to Related Parties for Fiscal Year 2016	Other Information

Insured Deposit Account Agreement	U.S. bank subsidiaries of TD make available to clients of the Company FDIC-insured money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts, and the Company provides marketing, recordkeeping and support services with respect to the money market deposit accounts. In exchange for providing these services, the Company is paid an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee and the cost of FDIC insurance premiums.	$925.8 million of insured deposit account fee revenue	(1)

Canadian Call Center Services Agreement	TD receives and services calls at its London, Ontario site for clients of TD Ameritrade, Inc., a wholly-owned subsidiary of the Company.	$22.1 million of professional services expense	(2)

Referral and Strategic Alliance Agreement	A wholly-owned subsidiary of TD promotes the brokerage services of TD Ameritrade, Inc., and another TD wholly- owned subsidiary referred existing brokerage clients to TD Ameritrade, Inc.	$12.3 million of pre-tax income	(3)

Mutual Fund Agreements	Certain mutual funds of a TD affiliate receive distribution and marketing support from the Company.	$11.1 million of investment product fee revenue	(4)

TD Waterhouse Canada Order Routing Agreement	TD Ameritrade Clearing, Inc. (“TDAC”), a wholly-owned subsidiary of the Company, provides certain order routing services to TD Waterhouse Canada Inc. (“TDW Canada”), a wholly-owned subsidiary of TD.	$3.3 million of net order routing revenue	(5)

Securities Borrowing and Lending	TD Securities, Inc., an affiliate of TD, and the Company engage in securities borrowing and lending in connection with the Company’s brokerage business.	$3.0 million of net interest revenue	(6)

Cash Management Services Agreement	TD Bank USA, N.A. (“TD Bank USA”), a wholly-owned subsidiary of TD, provides cash management services to clients of TD Ameritrade, Inc.	$1.3 million of clearing and execution costs	(7)

TD Waterhouse UK Servicing Agreement	TDAC provides clearing services to clients of TD Waterhouse Investor Services (Europe) Limited (“TDW UK”), a wholly-owned subsidiary of TD, that trade in U.S. equity securities.	$0.5 million in commission revenues	(8)

Master Selected Dealers Agreement	TD Securities (USA) LLC (“TDS”), a wholly-owned subsidiary of TD, and TD Ameritrade, Inc., are party to a master selected dealer agreement to facilitate the distribution of initial public offering SEC registered securities to TD Ameritrade, Inc.’s clients.	$0.1 million in commission revenues	(9)

STOCK OWNERSHIP AND RELATED INFORMATION

Transaction	Names & Interests of Related Persons	Revenues from and Expenses to Related Parties for Fiscal Year 2016	Other Information

Sublease Agreements	The Company and TD are parties to sublease agreements where the Company and TD sublease building space to each other for administrative and operational purposes.	(10)	(10)

Margin Accounts	Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company, as permitted by applicable law.	(11)	(11)

Trading Platform Hosting and Services Agreement	TDW Canada uses the thinkorswim trading platform, and TD Ameritrade, Inc. provides the services to support the platform.	(12)	(12)

Trademark License Agreement	The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity.	(13)	(13)

URL License Agreement	TD owns Internet domain names licensed to the Company.	(14)	(14)

Registration Rights Agreement	The Company, the Ricketts holders and TD are parties to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted rights to be included in registrations of Company common stock.	(15)	(15)

In connection with the Merger Agreement, the Company entered into the following related party agreements, the effectiveness of which is conditioned on the closing of the transactions contemplated by the Merger Agreement:

Transaction	Names & Interests of Related Persons	Other Information

Insured Deposit Account Agreement Amendment	The Company and TD entered into Amendment No. 1 to the Insured Deposit Account Agreement to address the treatment of Scottrade brokerage accounts following the closing of the Merger Agreement.	(16)

Subscription Agreement	The Company and TD entered into a subscription agreement pursuant to which immediately prior to the closing of the Merger Agreement, a wholly-owned subsidiary of TD will purchase shares of the Company’s common stock at a purchase price of $36.12 per share, for an aggregate subscription price of $400 million, pursuant to its rights under the Stockholders Agreement.	(17)

Transition Services Agreement	The Company and TD entered into a letter agreement pursuant to which for a period of 12 months after the closing of the Merger Agreement, the Company will provide TD, with respect to the acquired Scottrade Bank operations, services of the type provided to Scottrade Bank by Scottrade. Fees will generally be based on costs and out-of-pocket expenses incurred by the Company.	(18)

(1)	The Company is party to an insured deposit account (“IDA”) agreement, under which TD Bank USA and TD Bank, N.A. (together, the “TD Depository Institutions”) make available to clients of the Company FDIC-insured money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. The Company provides marketing, recordkeeping and support services for the TD Depository Institutions with respect to the money market deposit accounts. In exchange for providing these services, the TD Depository Institutions pay the Company an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums.

STOCK OWNERSHIP AND RELATED INFORMATION

The current IDA agreement became effective as of January 1, 2013 and has an initial term expiring July 1, 2018. It is automatically renewable for successive five-year terms, provided that it may be terminated by either the Company or the TD Depository Institutions by providing written notice of non-renewal at least two years prior to the initial expiration date or the expiration date of any subsequent renewal period. As of July 1, 2016, notice of non-renewal was not provided by either party, therefore the IDA agreement will automatically renew on July 1, 2018.

The fee earned on the IDA agreement is calculated based on two primary components: (a) the yield on fixed-rate “notional” investments, based on prevailing fixed rates for identical balances and maturities in the interest rate swap market (generally LIBOR-based) at the time such investments were added to the IDA portfolio (including any adjustments required to adjust the variable rate leg of such swaps to a one-month reset frequency and the overall swap payment frequency to monthly) and (b) the yield on floating-rate investments. As of September 30, 2016, the IDA portfolio was comprised of approximately 68% fixed-rate notional investments and 32% floating rate investments.

The IDA agreement provides that the Company may designate amounts and maturity dates for the fixed-rate notional investments in the IDA portfolio, subject to certain limitations. For example, if the Company designates that $100 million of deposits be invested in 5-year fixed-rate investments, and on the day such investment is confirmed by the TD Depository Institutions the prevailing fixed yield for the applicable 5-year U.S. dollar LIBOR-based swaps is 1.45%, then the Company will earn a gross fixed yield of 1.45% on that portion of the portfolio (before any deductions for interest paid to clients, the servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums). In the event that (1) the federal funds effective rate is established at 0.75% or greater and (2) the rate on 5-year U.S. dollar interest rate swaps is equal to or greater than 1.50% for 20 consecutive business days, then the rate earned by the Company on new fixed-rate notional investments will be reduced by 20% of the excess of the 5-year U.S. dollar swap rate over 1.50%, up to a maximum of 0.10%.

The yield on floating-rate investments is calculated daily based on the greater of the following rates published by the Federal Reserve: (1) the interest rate paid by Federal Reserve Banks on balances held in excess of required reserve balances and contractual clearing balances under Regulation D and (2) the daily effective federal funds rate.

The interest rates paid to clients are set by the TD Depository Institutions and are not linked to any index. The servicing fee to the TD Depository Institutions under the IDA agreement is equal to 25 basis points on the aggregate average daily balance in the IDA accounts, subject to adjustment as it relates to deposits of less than or equal to $20 billion kept in floating-rate investments or in fixed-rate notional investments with a maturity of up to 24 months (“short-term fixed-rate investments”). For such floating-rate and short-term fixed-rate investments, the servicing fee is equal to the difference of the interest rate earned on the investments less the FDIC premiums paid (in basis points), divided by two. The servicing fee has a floor of 3 basis points (subject to adjustment from time to time to reflect material changes to the TD Depository Institutions’ leverage costs) and a maximum of 25 basis points.

In the event the marketing fee computation results in a negative amount, the Company must pay the TD Depository Institutions the negative amount. This effectively results in the Company guaranteeing the TD Depository Institutions revenue equal to the servicing fee on the IDA agreement, plus the reimbursement of FDIC insurance premiums. The marketing fee computation under the IDA agreement is affected by many variables, including the type, duration, principal balance and yield of the fixed-rate and floating-rate

STOCK OWNERSHIP AND RELATED INFORMATION

investments, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative marketing fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Company could be required to make under this arrangement cannot be reasonably estimated. Management believes the potential for the marketing fee calculation to result in a negative amount is remote.

(2)	In consideration of the performance by TD of the call center services, the Company pays TD, on a monthly basis, an amount approximately equal to TD’s monthly cost. Either party may terminate this agreement without cause and without penalty by providing 24 months’ prior written notice. On September 30, 2016, the Company notified TD of its intent to not extend or renew the Canadian Call Center Services Agreement. The Company expects that services with the Canadian Call Center will be completed by September 30, 2017.

(3)	TD Ameritrade, Inc. is a party to a referral and strategic alliance agreement with TD Bank, N.A. and TD Wealth Management Services, Inc. (“TDWMS”), a wholly-owned subsidiary of TD. The strategic alliance agreement had an initial term of five years beginning February 1, 2010 and is automatically renewable for successive three-year terms, provided that it may be terminated by any party upon 180 days’ prior written notice. Under the agreement, TD Bank, N.A. promotes TD Ameritrade, Inc.’s brokerage services to its clients using a variety of marketing and referral programs and TDWMS referred its existing brokerage account clients to TD Ameritrade, Inc. while TDWMS discontinued its brokerage operations. TD Bank, N.A. clients that open brokerage accounts at TD Ameritrade, Inc. and TDWMS clients that elected to transfer their accounts to TD Ameritrade, Inc. are considered program clients. TD Ameritrade, Inc. retains a fee for providing brokerage services to the program clients, and the program’s net margin is shared equally between TD Ameritrade, Inc. and TD Bank, N.A.

(4)	The Company and an affiliate of TD are parties to a transfer agency agreement and a shareholder services agreement pursuant to which certain mutual funds are made available as money market sweep or direct purchase options to Company clients. The Company performs certain distribution and marketing support services and acts as a transfer agent with respect to those funds. In consideration for offering the funds, performing the distribution and marketing support services and acting as a transfer agent, an affiliate of TD compensates the Company in accordance with the provisions of the agreements. The transfer agency agreement may be terminated by an affiliate of TD upon 60 days’ prior written notice and by the Company upon one year’s prior written notice. The shareholder services agreement may be terminated by either party upon 15 days’ notice.

(5)	The order routing agreement automatically renews for successive one-year terms on October 31 each year, provided that it may be terminated by either party upon 90 days’ prior written notice. Under the agreement, TDAC provides TDW Canada order routing services for U.S. equity and option orders to U.S. brokers and market centers with which TDW Canada has order execution arrangements. TDAC retains a percentage of the net order routing revenue it receives on TDW Canada trades and remits the remainder to TDW Canada.

(6)	In connection with its brokerage business, the Company engages in securities borrowing and lending with TD Securities, Inc. (“TDSI”). The transactions with TDSI are subject to the same collateral requirements as transactions with other counterparties.

(7)	In exchange for cash management services provided by TD Bank USA to clients of TD Ameritrade, Inc., the Company pays service-based fees agreed upon by the parties. This agreement will continue in effect as long as the IDA agreement remains in effect, provided that it may be terminated by TD Ameritrade, Inc. without cause upon 60 days’ prior written notice to TD Bank USA.

STOCK OWNERSHIP AND RELATED INFORMATION

(8)	Under this agreement, TDAC provides clearing services to clients of TDW UK that trade in U.S. equity securities. In exchange for such services, TDW UK pays TDAC a per-trade commission. The agreement has an initial term of ten years beginning July 16, 2010 and will automatically renew for consecutive two-year terms, provided that either party may give written notice of its intent not to renew at least 180 days prior to the end of the initial term or any renewal term.

(9)	TD Ameritrade, Inc. and TDS entered into a master selected dealers agreement to facilitate the distribution of initial public offering SEC registered securities, including debt securities, warrants or other securities with payment of principal and interest, which may include securities issued by TD, to TD Ameritrade, Inc.’s clients. The Agreement provides for TDS, as lead agent or as lead or co-manager of an underwriting syndicate, to invite TD Ameritrade, Inc. to act as one of several selected dealers in a public offering. When invited to participate in an offering, TD Ameritrade, Inc. commits to purchase from TDS, an allocated amount of the new issue securities. The Agreement may be terminated by either party for any reason upon five business day’s written notice to the other party. As a selected dealer, TD Ameritrade, Inc. receives a selling concession on the securities it sells to its clients. The lead agent or lead or co-manager of the underwriting syndicate sets the selling concession for the offering. The pricing of the offering, including the selling concession, is based on the nature of the issuer, the features of the new issue offered, and market conditions.

(10)	Under these sublease agreements, the Company incurred $0.2 million of rental expense and recognized $0.1 million of sublease rental income during fiscal 2016. As of September 30, 2016, the Company expects to incur approximately $0.6 million of rental expense and recognize $0.4 million of sublease income over the remaining terms of these agreements.

(11)	Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company as permitted by applicable law. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

(12)	On June 11, 2009, immediately following the closing of the Company’s acquisition of thinkorswim Group Inc. (“thinkorswim”), the Company completed the sale of thinkorswim Canada, Inc. (“thinkorswim Canada”) to TDW Canada. In connection with the sale of thinkorswim Canada, the Company and TDW Canada entered into a trading platform hosting and services agreement. The agreement had an initial term of five years beginning June 11, 2009 and automatically renews for additional periods of two years, unless either party provides notice of non-renewal to the other party at least 90 days prior to the end of the then-current term. Because this agreement represents contingent consideration to be paid for the sale of thinkorswim Canada, the Company recorded a $10.7 million receivable for the fair value of this agreement. Under the agreement, TDW Canada uses the thinkorswim trading platform and TD Ameritrade, Inc. provides the services to support the platform. In consideration for the performance by TD Ameritrade, Inc. of all its obligations under this agreement, TDW Canada pays TD Ameritrade, Inc., on a monthly basis, a fee based on average client trades per day and transactional revenues. Fees earned under the agreement are recorded as a reduction of the contingent consideration receivable until the receivable is reduced to zero, and thereafter will be recorded as fee revenue. During fiscal 2016, the receivable balance was reduced from $2.1 million to zero and $0.5 million of fee revenue was recognized.

STOCK OWNERSHIP AND RELATED INFORMATION

(13)	The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity. The following is a summary of selected provisions of the trademark license agreement.

The Company is required to use the TD Ameritrade name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD Ameritrade name in the U.S. in corporate identity and marketing materials.

The Company has a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD Ameritrade” in connection with the Company’s business of providing securities brokerage services to retail traders, individual investors and registered investment advisors. TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisors in the U.S., as so restricted by the Stockholders Agreement.

TD and the Company jointly own the TD Ameritrade name. The Company has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD Ameritrade name. The Company and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD Ameritrade trademark.

The Company has agreed to indemnify TD for liability incurred by TD as a result of the Company’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify the Company for liability incurred by the Company so long as the Company’s actions are in accordance with the terms of the trademark license agreement and the Company’s use of the TD Ameritrade name or the TD logo is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo.

The trademark license agreement had an initial term of 10 years beginning June 22, 2005 and is automatically renewable for additional periods of 10 years, unless earlier terminated pursuant to the terms of the agreement.

(14)	TD and the Company are party to a license agreement pursuant to which TD granted the Company an exclusive license to use the TDWaterhouse.com Internet domain name for redirection to the Company’s home page as well as the rights to include links to international TD Waterhouse Internet domain names. In exchange for those rights, the Company agreed to not transfer the rights to the domain names and to use commercially reasonable efforts to include a link on the homepage of the Company to the international TD Waterhouse websites. The original term of the URL license agreement went until January 24, 2016 and has been mutually extended. Either party may terminate the agreement if the trademark license is terminated or the other party materially breaches the agreement. The Company has the right to terminate the agreement for any reason upon 30 days’ prior written notice.

(15)	The Company, the Ricketts holders and TD are parties to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted the following rights to be included in registrations of Company common stock.

The Company has granted the Ricketts holders and TD, together, the right to demand registration of the shares of Company common stock held by them on nine separate occasions. Six of the nine demand rights, including

STOCK OWNERSHIP AND RELATED INFORMATION

two shelf registrations, are allocated to TD, and three of the nine demand rights, including one shelf registration, are allocated to the Ricketts holders.

The Company has also agreed that if at any time the Company proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions) then, as expeditiously as reasonably possible (but in no event less than 20 days prior to the proposed date of filing such registration statement), the Company shall give written notice of such proposed filing to all holders of securities subject to registration rights pursuant to the registration rights agreement, or registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing. The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the registration rights agreement contains other limitations on the timing and ability of stockholders to exercise demands.

The Company has agreed to pay all registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the registration rights agreement, but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of such stockholders.

(16)	Under Amendment No. 1 to the IDA agreement (“IDA Amendment”), with respect to Scottrade brokerage accounts, the parties will cause: (1) the funds of Scottrade clients held in other money market sweep accounts prior to closing to be withdrawn and deposited with TD’s money market deposit accounts within a specified number of days following closing or following the maturity date of the deposits (depending on the type of deposit), (2) new funds deposited by Scottrade clients after closing to be deposited with TD’s money market deposit accounts, (3) the existing funds of Scottrade clients in excess of the FDIC deposit insurance limits to be deposited into master accounts with TD, and (4) if the Company elects to sweep any uninsured deposits to a bank other than TD, the Company will sweep a certain amount of uninsured deposit accounts from its other client accounts to TD for a period of time that term funds remain at Scottrade’s program banks. The IDA Amendment automatically terminates if the Merger Agreement or the merger agreement among Scottrade Bank, TD Bank, N.A. and the other parties thereto terminates in accordance with their respective terms prior to the closing of the applicable merger. For the complete IDA Amendment agreement, see Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 28, 2016.

(17)	Purchase of the Company’s common stock by a wholly-owned subsidiary of TD is conditioned on the satisfaction of all conditions to the Merger Agreement, the absence of any order or injunction prohibiting the purchase and the accuracy of certain limited representations and warranties made by the parties. The subscription agreement will terminate if the Merger Agreement terminates, if there is an order or injunction prohibiting the purchase or by mutual agreement. For the complete subscription agreement, see Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on October 28, 2016.

(18)	A definitive transition services agreement will be entered into prior to the closing of the Merger Agreement. The parties have also agreed to indemnify one another for certain losses arising out of liabilities of or primarily related to the business of Scottrade Bank (in the case of TD) or Scottrade and its subsidiaries, other than Scottrade Bank (in the case of the Company).

PROPOSAL NO. 2 — ADVISORY VOTE

ON EXECUTIVE COMPENSATION

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to the Company’s earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as performance against our peers.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the board of directors believe that our compensation design and practices are effective in implementing our guiding principles. At the 2016 Annual Meeting, our stockholders approved the say-on-pay proposal with more than 97% of the total votes cast voting in favor.

As required by Section 14A of the 1934 Act, we are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote on executive compensation proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur at the 2017 Annual Meeting. For additional information regarding the frequency of the say-on-pay vote, see PROPOSAL NO. 3 – “ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.”

As this is an advisory vote, the result will not be binding on the Company, the board of directors or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF

HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the 1934 Act, the Company is required to submit to stockholders an advisory vote as to whether the stockholder advisory vote to approve the compensation of its named executive officers, Proposal No. 2 above, should occur every one, two or three years. You may cast your vote by choosing one year, two years, or three years or you may abstain from voting when you vote for the resolution set forth below.

In formulating its recommendation, our board of directors considered that an annual (non-binding) advisory vote on executive compensation will allow our stockholders to provide us with direct and timely input on our compensation principles, policies and practices.

Accordingly, the following resolution is submitted for stockholder vote at the 2017 Annual Meeting:

“RESOLVED, that the highest number of votes cast by the stockholders of TD Ameritrade Holding Corporation for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement:

•	every one year or
•	every two years or
•	every three years.”

The option of every one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as this is an advisory vote, the result will not be binding on our board of directors or the Company. Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers included in the Company’s proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “1 YEAR.”

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “1 YEAR” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS INCLUDED IN THE COMPANY’S PROXY STATEMENT.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“EY”) has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2017. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the proposal. Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the ratification of EY as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017.

Representatives of EY are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Fees Paid to Independent Auditor

The following table presents fees billed by EY for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended September 30, 2016 and 2015, and fees for other services rendered by EY during those periods.

	2016	2015

Audit Fees	$4,472,403	$4,236,905

Audit-Related Fees	812,022	813,777

All Other Fees	—	18,000

Total	$5,284,425	$5,068,682

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements included in the Company’s Form 10-K, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and the audits of our subsidiaries required by regulation.

Audit-Related Fees. Audit-related services include fees for third-party service organization internal control audit services, SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax Fees. EY did not provide any tax services during 2016 and 2015.

All Other Fees. All other fees relate to an educational session provided to the Company during 2015.

The Audit Committee considers whether the provision of audit-related, tax and other non-audit services are compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2016 and 2015 were compatible.

We have been advised by EY that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested.

The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by our independent auditor in 2016 and 2015, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the Audit Committee charter through a formal written report dated and executed as of November 18, 2016. A copy of that report is set forth below.

November 18, 2016

The Board of Directors

TD Ameritrade Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for TD Ameritrade Holding Corporation and subsidiaries (“TD Ameritrade”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASDAQ standard of independence for audit committees and its most recent review determined that the committee meets that standard.

TD Ameritrade management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent Registered Public Accounting (RPA) firm, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of TD Ameritrade Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of TD Ameritrade’s systems of internal control for the fiscal year ended September 30, 2016.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 30, 2016:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•

Discussed with the external auditors the matters requiring discussion under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees (AS16) and Rule 2.07 of Regulation S-X, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by applicable requirements of the PCAOB, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in TD Ameritrade’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

TD Ameritrade Holding Corporation Audit Committee

Karen E. Maidment, Chair

Lorenzo A. Bettino

V. Ann Hailey

Irene R. Miller

Mark L. Mitchell

Todd M. Ricketts

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next Annual Meeting, stockholder proposals must be received no later than September 6, 2017 by the secretary of the Company at the Company’s principal executive office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the secretary no earlier than October 20, 2017 and no later than November 19,

2017. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. SEC rules permit those persons we have named as proxies to vote in their discretion on stockholder proposals that are not submitted in compliance with the Company’s Bylaws, if such matters are brought before the Annual Meeting notwithstanding such noncompliance.

HOUSEHOLDING PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and accompanying materials. This means that only one copy of the Internet Availability Notice or paper copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in your household. If you would like to receive a separate Internet Availability Notice or copies of this Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the following address:

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, NE 68154

Attention: Investor Relations

(800) 669-3900

ANNUAL REPORT

The Annual Report of the Company containing financial statements for the fiscal year ended September 30, 2016 is provided with this Proxy Statement.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska

January 4, 2017

REVOCABLE PROXY OF HOLDERS

OF COMMON STOCK

TD AMERITRADE HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TD AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 17, 2017 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby appoints each of Ellen L.S. Koplow, Stephen J. Boyle and Tim Hockey, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD Ameritrade Holding Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters, 200 South 108th Avenue, Omaha, Nebraska, on Friday, February 17, 2017, at 9:00 a.m., Central Standard Time, and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof, and to vote in his or her discretion on any other matters that may come before the meeting or any adjournments or postponements thereof.

    The Board of Directors recommends that you vote FOR ALL on the following proposal:

1.	ELECTION OF CLASS III DIRECTORS.

(1) Lorenzo A. Bettino

(2) V. Ann Hailey

(3) Joseph H. Moglia

(4) Wilbur J. Prezzano

(    ) For All            (    ) Withhold All            (    ) For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

    The Board of Directors recommends that you vote FOR the following proposal:

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION.

(    ) FOR            (    ) AGAINST              (    ) ABSTAIN

    The Board of Directors recommends you vote “1 YEAR” on the following proposal:

3.	ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

(    ) 1 YEAR             (    ) 2 YEARS             (    ) 3 YEARS             (    ) ABSTAIN

    The Board of Directors recommends that you vote FOR the following proposal:

4.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

(    ) FOR            (    ) AGAINST              (    ) ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE HEREIN, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 4 AND “1 YEAR” ON PROPOSAL 3.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. If the undersigned is present and wants to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 17, 2017 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or LLC, please sign in the full corporate, partnership or LLC name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please indicate if you plan to attend this meeting.        (    ) YES            (    ) NO